Exhibit 10(r)

                                                               EXECUTION VERSION





                     CONSUMER CREDIT CARD PROGRAM AGREEMENT
                                 By and Between
                            CIRCUIT CITY STORES, INC.
                                       And
                            BANK ONE, DELAWARE, N.A.
                                   Dated as of
                                January 16, 2004





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                                TABLE OF CONTENTS

                                                                                                               Page

ARTICLE I - DEFINITIONS...................................................................................     2

     1.1      Certain Defined Terms.......................................................................     2
     1.2      Usage.......................................................................................     2
     1.3      Conventions.................................................................................     2
     1.4      Interpretation..............................................................................     2

ARTICLE II - ESTABLISHMENT AND PROMOTION OF THE PROGRAM...................................................     2

     2.1      Commencement of Program and Establishment of Accounts.......................................     2
     2.2      Certain Obligations of Company Under the Program............................................     6
     2.3      Promotion of Program........................................................................     7
     2.4      Marketing Plans.............................................................................    10
     2.5      Program Marketing...........................................................................    11
     2.6      Program Compensation........................................................................    12
     2.7      Transition..................................................................................    14

ARTICLE III - ADMINISTRATION OF PROGRAM...................................................................    14

     3.1      Preparation of Documents....................................................................    14
     3.2      Personnel, Features and Technology..........................................................    15
     3.3      Credit Terms and Credit Criteria; Association Affiliation...................................    15
     3.4      Credit Losses...............................................................................    16
     3.5      Accounts....................................................................................    16
     3.6      Ownership and Use of Company Customer Information
              and Bank Portfolio Information; Privacy.....................................................    16
     3.7      Incidental Marketing Programs; Cross Marketing to Other Cardmembers.........................    20
     3.8      Rewards Program Administration..............................................................    21
     3.9      Other In-Store Credit Activities............................................................    21
     3.10     Training....................................................................................    21
     3.11     Systems Changes and Quality Control.........................................................    22

     3.12     Inserts and Other Statement Communications..................................................    22
     3.13     Operating Procedures........................................................................    23
     3.14     Program Governance..........................................................................    23
     3.15     Balance-Building Programs...................................................................    23
     3.16     Reports.....................................................................................    23
     3.17     Postag......................................................................................    24

                                       i

ARTICLE IV - SETTLEMENT...................................................................................    24

4.1      Transmission.....................................................................................    24
4.2      Calculating and Timing of Payment................................................................    24
4.3      Direct Settlement................................................................................    24
4.4      Company Payment Terms............................................................................    24
4.5      Offset...........................................................................................    25


ARTICLE V - REPRESENTATIONS, WARRANTIES AND
COVENANTS OF COMPANY .....................................................................................    25

5.1      General Representations, Warranties and Covenants................................................    25

5.2      Presentment Warranties...........................................................................    27



ARTICLE VI - REPRESENTATIONS, WARRANTIES AND
COVENANTS OF BANK.........................................................................................    28

     6.1      General Representations, Warranties and Covenants...........................................    28

ARTICLE VII - CHARGEBACKS.................................................................................    30

     7.1      Chargebacks.................................................................................    30

ARTICLE VIII - EVENTS OF DEFAULT..........................................................................    30

     8.1      Events of Default...........................................................................    30
     8.2      Remedies....................................................................................    31

ARTICLE IX - TERM/TERMINATION.............................................................................    32

     9.1      Initial and Renewal Term; Change in Control of Company......................................    32
     9.2      Purchase Right..............................................................................    36
     9.3      Liquidation.................................................................................    40
     9.4      Securitization..............................................................................    40
     9.5      Force Majeure...............................................................................    41
     9.6      Effect of Termination.......................................................................    42

ARTICLE X - INDEMNIFICATION...............................................................................    43

     10.1     Indemnified Losses..........................................................................    43
     10.2     Indemnification by Company..................................................................    43
     10.3     Indemnification by Bank.....................................................................    44
     10.4     Notice .....................................................................................    45

                                       ii

     10.5     General Procedure...........................................................................    45
     10.6     Role of Indemnified Party...................................................................    45
     10.7     Limitations on Parties......................................................................    45



ARTICLE XI - MISCELLANEOUS................................................................................    46

     11.1     Assignability...............................................................................    46
     11.2     Entire Agreement; Amendment.................................................................    46
     11.3     Waiver .....................................................................................    47
     11.4     Delays or Omissions.........................................................................    47
     11.5     Insurance...................................................................................    47
     11.6     Rights of Persons Not a Party...............................................................    47
     11.7     Headings....................................................................................    47
     11.8     Governing Law/Severability..................................................................    47
     11.9     Good Faith..................................................................................    47
     11.10    Drafting....................................................................................    48
     11.11    Counterparts................................................................................    48
     11.12    Jurisdiction/Venue..........................................................................    48
     11.13    Waiver of Jury Trial........................................................................    48
     11.14    Notices.....................................................................................    48
     11.15    Power of Attorney...........................................................................    48
     11.16    Use of Names and Trademarks.................................................................    49
     11.17    Confidential Information....................................................................    49
     11.18    Audit Rights................................................................................    51
     11.19    Press Releases or Publicity Statements......................................................    51
     11.20    Independent Contractor......................................................................    52
     11.21    No Joint Venture............................................................................    52
     11.22    Tax and Financial Cooperation...............................................................    52
     11.23    [Reserved]..................................................................................    52
     11.24    No Violation................................................................................    52
     11.25    Intellectual Property.......................................................................    53
     11.26    Damages Limitation..........................................................................    53
     11.27    Specific Performance........................................................................    54
     11.28    Survival....................................................................................    54

EXHIBIT 1.1             CERTAIN DEFINED TERMS
EXHIBIT 1.1(a)          INITIAL AUTHORIZED ENTITIES
EXHBIT 2.1(b)           PERFORMANCE STANDARDS
EXHIBIT 2.1(d)          PROGRAM RESOURCE REQUIREMENTS
EXHIBIT 2.1(d)(iii)     APPROVAL RATES AND CREDIT LIMITS
EXHIBIT 2.3(e)          CERTAIN REMEDIES OF COMPANY
EXHIBIT 2.3(f)          MANUFACTURER SPONSORED PROGRAMS
EXHIBIT 2.6(a)          NEW ACCOUNT CONTINGENT PAYMENT
EXHIBIT 2.6(c)          PROMOTIONAL FINANCING PROGRAMS
EXHIBIT 2.6(d)          REWARDS PROGRAM FUNDING

                                      iii

EXHIBIT 2.6(f)          NET YIELD
EXHBIIT 2.6(g)          RECOVERED SALES TAXES ON WRITTEN OFF ACCOUNTS
EXHIBIT 3.2(a)          COMPETITION PROGRAMS
EXHIBIT 3.3(b)          INITIAL CREDIT TERMS
EXHIBIT 3.6(f)          PARTNER INFORMATION SECURITY STANDARDS
EXHIBIT 3.12            CONTENT AND SCHEDULE RESTRICTIONS
EXHIBIT 3.13            INITIAL OPERATING PROCEDURES
EXHIBIT 3.14(b)         GOVERNANCE
EXHIBIT 3.16            REPORTS
EXHIBIT 4.2             SETTLEMENT FORM
EXHIBIT 5.2(h)          PERMITTED SECURITY INTEREST
EXHIBIT 7.1             CHARGEBACKS
EXHIBIT 9.1(b)          BANK COMPETITOR
EXHIBIT 9.2(b)          DETERMINATION OF PURCHASE PRICE
EXHIBIT 11.16(a)        FORM OF COMPANY TRADEMARK LICENSE AGREEMENT
EXHIBIT 11.16(b)        FORM OF BANK TRADEMARK LICENSE AGREEMENT

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                                       iv


                     CONSUMER CREDIT CARD PROGRAM AGREEMENT

         This Consumer Credit Card Program Agreement ("Agreement") is dated as of January 16, 2004, effective as of the Effective Date, by and between Circuit City Stores, Inc. ("Company"), a Virginia corporation, with its principal place of business at 9950 Mayland Drive, Richmond, Virginia, and Bank One, Delaware, N.A. ("Bank"), a national banking association with its principal place of business at Three Christina Centre, 201 N. Walnut St., Wilmington, Delaware.

                                   WITNESSETH

                  WHEREAS, Bank is in the business of establishing and managing programs to offer payment products and extend revolving credit to qualified consumers for the purchase of goods and/or services from merchants; and

                  WHEREAS, Bank and Company are among the parties to the Purchase and Sale Agreement, pursuant to which Bank will purchase from Company Bank the Accounts related to Company's U.S. consumer private label credit card business and U.S. consumer co-branded general purpose bankcard business and other related assets; and

                  WHEREAS, Company and the other Authorized Entities are in the business of selling Company Goods and/or Services and serving customers; and

                  WHEREAS, Company and Bank have agreed to establish a consumer private label credit card program pursuant to which Bank shall offer payment products and extend credit to Cardholders for purchases of Company Goods and/or Services from Company and other Authorized Entities, which program shall include both new Accounts created on and after the Closing Date and existing Accounts purchased by Bank pursuant to the Purchase and Sale Agreement, all as more fully described herein; and

                  WHEREAS, Company and Bank have agreed to establish a co-branded consumer general purpose bankcard program pursuant to which Bank shall offer payment products and extend credit to Cardholders for purchases of goods and/or services from various merchants, including the Company and other Authorized Entities, and for cash advances, which program shall include both new Accounts created on and after the Closing Date and existing Accounts purchased by Bank pursuant to the Purchase and Sale Agreement, and a portion of which program shall include co-branded credit card products with a consumer reward program as part of the value proposition, all as more fully described herein; and

                  WHEREAS, Company desires to establish a Program which will support sales of Company Goods and/or Services by Company and other Authorized Entities, increase sales revenues at Company and other Authorized Entities, increase and enhance Company's and such other Authorized Entities' customer bases, and enhance Company's and such other Authorized Entities' goodwill in their respective customer bases, including the existing base of customers

                                        1

whose private label or co-branded Accounts are being purchased by Bank pursuant to the Purchase and Sale Agreement; and

                  WHEREAS, Bank desires to offer payment products and extend credit pursuant to Private Label Accounts and Co-Branded Bankcard Accounts and expand the use of Private Label Accounts and Co-Branded Bankcard Accounts, and to have the opportunity to propose other types of payment products which, if agreed upon by Bank and Company, may be offered by Bank in connection with the Program;

                  NOW, THEREFORE, in consideration of the terms and conditions stated herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

     1.1.  Certain  Defined  Terms.   Unless  otherwise   specifically   stated,
capitalized terms used in this Agreement and the attached Exhibits, shall have the meanings ascribed to them in Exhibit 1.1.

     1.2.Usage. Unless the context indicates otherwise, when used in the singular, the term "party" shall mean Bank, on the one hand, and Company, on the other hand.

     1.3.Conventions. Unless the context indicates otherwise, the use of: (a) the word "including", "includes" and other variation of such shall be deemed to be equivalent to "including, but not limited to"; (b) the word "amended" shall mean "amended, modified, restated or supplemented, from time to time;" and (c) the words "approval" or "approve" or "consent" shall mean that a party shall not unreasonably withhold the same, unless the provision in question makes reference to the party in question having "sole discretion" in connection with its giving of such approval or consent.

     1.4.Interpretation. All references to the "Agreement" shall be deemed to be a reference to this Agreement and each of the Exhibits hereto. In the event there are inconsistencies between this Agreement and the Exhibits, this Agreement governs.

                                   ARTICLE II
                   ESTABLISHMENT AND PROMOTION OF THE PROGRAM

     2.1.Commencement of Program and Establishment of Accounts.

         (a) Commencing on the Closing Date, Company and Bank shall establish the Program, including both the Private Label Program and Co-Branded Bankcard Program, for the

                                       2

purpose of making open-end, revolving credit available, with the possible addition, upon mutual agreement of the parties, of other payment products including closed-end credit products to existing and new qualified customers and prospective customers of Company and other Authorized Entities to finance purchases of Company Goods and/or Services from the Company and other Authorized Entities, Ancillary Products, purchases under Incidental Marketing Programs, purchases from other merchants and Balance Build Programs (in the case of the Co-Branded Bankcard Accounts or Rewards Accounts), pursuant to the terms and conditions of this Agreement.

         (b) Bank shall operate the Program in accordance with this Agreement, including the Performance Standards set forth in Exhibit 2.1(b), and shall, to the extent permissible under Applicable Law in a commercially reasonable manner, emphasize the Company's (or Authorized Entity's, as the case may be) role, while de-emphasizing Bank's role (and the role of Bank's Affiliates and sub-contractors acting on Bank's behalf) as issuer.

         (c) Subject to the terms and conditions of this Agreement, for each consumer who has an address within the fifty (50) states of the United States and the District of Columbia, (the "United States" or "U.S."), and who applies for a Private Label Account, Co-Branded Bankcard Account or Rewards Account after the Closing Date (i) in person at a retail Company Location within the United States, (ii) by mailing to Bank a Credit Card Application, (iii) via the Internet or Company website in the same manner as the program that was previously tested by Company Bank, to be available at Closing so long as required systems development by Company has been completed, (iv) by telephone in the manner to be mutually agreed to by the parties, (v) by any direct mail offerings, (vi) through an APO or FPO address for those members of the U.S. and state military residing outside the U.S., or (vii) through any other application method mutually agreed to by the parties, and in each case who qualifies for credit as determined by Bank under the Private Label Program or the Co-Branded Bankcard Program, as the case may be, Bank shall open a new Private Label Account, Co-Branded Bankcard Account or Rewards Account, as the case may be, assign to each an appropriate credit limit as determined by Bank, issue to such applicant a Credit Card, activate such applicant's Credit Card, and grant credit to such Cardholder for Purchases and, in the case of a Cardholder of a Co-Branded Bankcard Account or Rewards Account, purchases from other merchants who honor the Credit Card and cash advances.

         (d) Services. Subject to the terms and conditions of this Agreement, Bank shall perform all of the services necessary to establish, operate and actively market the Program in accordance with the terms and conditions of this Agreement at its own expense (except as otherwise expressly set forth herein), in accordance with the Program resource requirements set forth in Exhibit 2.1(d) ("Services"), including:

               i. Establish, operate and market (A) the Private Label Program and (B) the Co-Branded Bankcard Program;

               ii.    Actively   solicit,   accept,   and  review   Credit  Card
         Applications from, or on behalf of, prospective Cardholders;

                                        3

               iii. Determine the creditworthiness of prospective Cardholders in accordance with the Credit Criteria;

               iv. Establish Accounts for all approved applicants with credit limits to be set by Bank;

               v. Provide all required disclosures, terms and conditions to Cardholders, including Credit Card Agreements;

               vi.    Produce and issue Credit Cards to approved applicants;

               vii. Provide authorizations to Company and other Authorized Entities for Purchases under the Program, in accordance with the Operating Procedures;

               viii. Extend credit on Accounts to Cardholders for Purchases and, in the case of Co-Branded Bankcard Accounts and Rewards Accounts, for cash advances;

               ix. Support the marketing efforts in this Agreement with respect to Accounts;

               x.     Generate and deliver Billing Statements to Cardholders;

               xi. Process and apply Cardholder payments in a timely manner to the applicable Accounts;

               xii. Manage all collection, charge-off, recovery and bankruptcy processes arising from defaulted Accounts;

               xiii. Respond to all Cardholder service and billing inquiries and disputes;

               xiv. Settle with Company for any amounts due hereunder in accordance with Article IV;

               xv.    Operate  the  Program  and  service  all   Cardholders  in
         accordance with this Agreement ;

               xvi. Offer Ancillary Products and Balance-Building Programs to Cardholders, consistent with this Agreement or in the manner and timing provided for in the Marketing Plan or otherwise agreed upon by the Management Committee;

               xvii. Assist Company and Authorized Entities in connection with recovery of sales taxes on Written-Off Accounts as provided in Exhibit 2.6(g);

               xviii. Provide live operator service to Cardholders and store personnel through dedicated and distinct toll free numbers, with live operator assistance to be available during all hours that Company or Authorized Entity retail stores are open for business; and

                                       4

               xix. Provide authorizations, VRU and Internet services on a 24x7, 365/366-day basis beginning on the Closing Date.

         (e) Compliance with Applicable Law. Bank shall perform its Services under this Agreement in compliance with Applicable Law. Bank shall inform Company of any changes to Applicable Law to the extent such changes in Applicable Law require a change by Company or any other Authorized Entity in its activities in connection with the Program. Among other things, Bank will inform Company of any requirements of Applicable Law which may be imposed on Company in connection with the offer of Ancillary Products, or any Incidental Marketing Program provided by Bank as mutually agreed upon by Company and Bank pursuant to
Section 3.7 in connection with Accounts.

         (f)   Performance   Standards.   Bank  will  perform  the  Services  in
accordance with this Agreement, including the Performance Standards set forth in
Exhibit 2.1(b). Bank shall, among other things:

               i. Operate on a 24x7, 365/366 day basis Company-branded customer service centers with sufficient staff, specifically trained and knowledgeable in the Program, whose primary responsibility it is to answer calls from Company customers and stores; provided, however, Bank may utilize such staff for backup and overflow support to other Bank customer service staff in such a manner as to not adversely affect such service to the Program. If performance standards are not met or cardholder survey results are not satisfactory, Bank agrees to work through the Management Committee to re-evaluate the staffing model and address any training needs to improve performance;

               ii. Utilize teams of shared and dedicated store support, risk management, systems development, finance, analytical support, human resources and marketing personnel for the management and operation of the Program as listed in Exhibit 2.1(d);

               iii.   Obtain   the   approval   of  Company   for   standardized
         communications and marketing related communications with Company customers, including statement messages and statement inserts, customer service scripts, automated voice response unit scripts and promotional materials for use in the Program, excluding collections and delinquency communications (which, shall be made available to Company prior to first use but, subject to the proviso below, need not be approved by Company); provided however, that Company shall immediately notify Bank of any communications that Company determines in its commercially reasonable discretion impugn the integrity or reputation of the Company, or are deceptive or misleading in nature, and upon receipt of such notice Bank shall immediately cease or refrain from such communications; and,

               iv. Conduct, no less often than quarterly, Cardholder satisfaction surveys and provide the results to Company, consult with Company regarding the surveys and make adjustments to the survey at Company's reasonable request, permit Company reasonable access to audit survey results and, at Company's request and expense, have an independent third party conduct test surveys to validate the accuracy of Bank's internal Cardholder satisfaction surveys, providing results to Company and Bank.

                                       5

     2.2.Certain Obligations of Company Under the Program.

         (a) During the Term of this Agreement, Company shall, at its expense (unless otherwise specified herein) and shall cause the other Authorized Entities to, at their expense (unless otherwise specified herein), in accordance with the terms and conditions of this Agreement perform in-store services in a manner which is substantially equivalent to that provided immediately prior to the Effective Date. Beginning on the Closing Date, Company shall perform such services and shall cause the other Authorized Entities to perform such services, including the following activities:

               i. Accept Credit Cards in order that Cardholders may make Purchases on their Accounts;

               ii. Promote, accept and forward to Bank in accordance with the Operating Procedures, Credit Card Applications;

               iii.   Obtain authorizations for Purchases;

               iv.    Accept In-Store Payments from Cardholders;

               v.     Comply with the Operating Procedures; and

               vi. Honor all issued and unredeemed Rewards through their expiration date.

         (b) Company shall provide, at its expense, and cause the other Authorized Entities, at their expense, to provide to Cardholders forms of Charge Slips and/or copies thereof, and forms of Credit Slips with respect to sales of Company Goods and/or Services and credits given with respect thereto. In addition, Company shall keep (and shall cause each other Authorized Entity to keep), at no expense to Bank, signatures on completed instant Credit Card Applications and provide copies of applicable signatures to Bank at its request in connection with customer service inquiries in accordance with the Operating Procedures.

         (c) For transactions in connection with the Program, Company shall (and shall cause each other Authorized Entity to) communicate electronically with Bank at the point of sale in the same manner Company communicated with the Company Bank prior to the Effective Date, with such changes as may be mutually agreed upon by the Company and the Bank.

         (d) Company shall actively promote the Program by including the following: (i) providing training to its employees regarding the Program; and
(ii) providing Program materials to customers that are the most recent Program materials provided by Bank to Company Locations. Company shall include as part of the overall performance evaluations of store directors, their promotion of the Program and their Account production under the Program.

         (e) Company agrees to maintain the functionality, as it existed prior to the Effective Date, at the point-of-sale to enable promotional offers to be provided to Cardholders, with such changes in functionality as may be mutually agreed upon by the Company and the Bank.

                                       6

         (f) Company agrees, to the extent necessary, to test any mutually agreed upon functionality before implementation of such functionality.

         (g)   [Intentionally Omitted]

         (h) Company agrees to assist Bank in the manner described in Exhibit 2.6(g) in connection with recovery of sales tax refunds for Written-Off Accounts.

         (i) Compliance with Applicable Law. Company shall perform its obligations under this Agreement in compliance with Applicable Law affecting the Company's business. Company shall inform Bank of any changes to such Applicable Law of which Company has knowledge that, Company reasonably believes will require a change by Bank in its activities in connection with the Program.

     2.3.Promotion of Program.

         (a) Bank and Company mutually agree to market actively the Program in accordance with the mutually agreed marketing plan ("Marketing Plan").

         (b) Company shall display conspicuously and make available at Company Locations, in the manner mutually agreed upon, Credit Card Applications and other promotional signage provided by Bank, to be used in connection with and promotion of the Program. Any in-store signage and in-store promotional materials, as well as any outbound telemarketing scripts, must be approved by Company prior to usage. Company shall review such materials and any merchandise used to encourage individuals to apply for or use Credit Cards and shall respond to Bank's requests for approval on a timely basis. In the event Company does not respond to Bank's written request for approval within five (5) business days following Company's receipt of such request, Company's approval shall be deemed granted and Bank may proceed to use such materials and merchandise. Any approval by Company of any materials that contain billing or credit terms is not intended to be and will not be construed to be an approval of such terms. Bank shall be responsible for any Truth-in-Lending or similar state credit disclosure verbiage provided by Bank to Company or any other Authorized Entity for use in advertising copy, and such verbiage shall be used without modification and in the manner specified by Bank. Bank shall provide such verbiage, and instructions for use, in the form of a copy specification manual developed by the Bank and administered by the Management Committee as it may be modified from time to time. Bank further reserves the right to communicate strictly legal information to Cardholders which it normally sends to its other cardholders and which does not utilize Company's name or logo, or contain any marketing material or relate to any change in terms of any Accounts (other than changes required by Applicable Law), without the prior approval of Company (but Bank shall provide samples of such communications for Company's review prior to first use thereof).

         Company, shall have the right to directly solicit applications for Credit Cards from Company customers without the direct participation of Bank. Any marketing materials developed by Company for that purpose must be approved, with respect to legal requirements, in writing by Bank prior to distribution by Company; however, any Credit Card Applications used for the Program must be supplied to Company by Bank. In the event Bank does not respond to

                                       7

Company's written request for approval within five (5) business days following Bank's receipt of such request, Bank's approval shall be deemed granted and Company may proceed to use such materials. Advertising copy need not be approved by Bank so long as the Truth-in-Lending or similar state credit disclosure verbiage provided by Bank as set forth above is used without modification and in the manner specified by Bank in the specification manual referred to above and the intended timing for the release of such advertising copy makes it impracticable to obtain Bank's prior approval as set forth above (but Company shall provide such advertising copy for Bank's review prior to the use of such advertising copy). Company shall bear the expense of in-store signage; Bank shall pay for the expense of Cardholder terms and conditions and related disclosures; and Company and Bank shall split equally the cost of production of printed "take one" applications used in Company and Authorized Entity stores.

         (c) The design of any Credit Cards used will be mutually agreed upon by Company and Bank and subject to Applicable Law. Company shall have the right to approve the use of its Company Marks on Credit Card(s). In the event of any change in Company Marks, Company shall bear and promptly reimburse Bank for any additional expenses incurred by Bank in connection with the use of the altered Company Marks in connection with a mass re-issuance of Credit Cards mutually agreed upon by Bank and by Company.

         (d) The Program is intended to serve as Company's primary source of co-branded and private label revolving credit for non-commercial customers of Company and of any Authorized Entities designated as such by Company. Subject to Company's rights pursuant to Section 2.3(e) below, during the Term Company will not promote any other Company co-branded or Company private label revolving credit or charge card to its non-commercial customers resident in the U.S., and will cause any Authorized Entities designated by Company to participate in the Program as provided in Exhibit 1.1 to not promote any other Company co-branded or Company private label revolving credit or charge card to their non-commercial customers resident in the U.S. Notwithstanding the immediately preceding sentence, Company, and any Authorized Entities, may themselves offer, and/or may arrange for third parties to offer, secondary forms of credit, including credit or charge card or cardless revolving credit or charge accounts, and/or closed end form of credit, which may involve Company's name and/or brand for the purpose of satisfying various legal requirements (but any plastics that may be issued will not bear Company's name or the Company Marks on the face thereof), to any customer or prospective customer who has been declined by Bank for credit under the Program or whose request for credit under the Program cannot be processed due to unavailability of Bank's authorization or application approval process attributable to some failure by Bank or Bank's process, or who has been approved by Bank for credit under the Program in an amount insufficient to accommodate any purchase of Company Goods and/or Services such customer or prospective customer desires to make, whether upon establishment of an Account or thereafter. At Company's request Bank will permit appropriate modifications to be made in Applications for Accounts received by Company or Authorized Entities at store locations or via the Internet, to enable such Applications for Accounts to be processed as requests for Bank's Accounts and as applications for secondary forms of credit. At applicant's request (which will be preprinted in the Bank's applications) Bank will forward to such third party sources of secondary financing (and to Company or Authorized Entity if they are sources) the applicant's application information and any credit scores and credit reports used in connection with Bank's credit evaluation to be used by such third party (or Company or Authorized Entity) solely for use and evaluation of such

                                       8

secondary offer of credit. Bank will cooperate with Company or such Authorized Entity and any such third party source of secondary financing to make any necessary arrangements with the consumer reporting agencies to permit the foregoing to occur in an automated manner without further action on the part of applicant or Company or Authorized Entity or third party and without the completion of an additional application or the securing of an additional credit report, and with the transfers of data by Bank to occur within the timeframe set forth as the performance standard for application processing set forth in
Exhibit 2.1(b). The details regarding the implementation of modifications requested by Company as aforesaid will be determined by the Management Committee, with such implementation to be complete by no later than the earlier of (i) six (6) months following the Closing Date or (ii) the date on which Bank materially and adversely changes its Credit Criteria with respect to the Program from the credit criteria used by Company Bank prior to the Effective Date hereof. (For purposes of the foregoing, "adversely" refers to changes which have the effect of making credit less available, or available to fewer Persons, than it otherwise would be.) Commencing immediately following the date of execution of this Agreement, Bank may begin interacting and coordinating efforts and working with Company's systems team to implement these arrangements, and Bank and Company hereby agree to cooperate and act in good faith to implement such arrangements within the aforementioned deadline. Incremental costs reasonably incurred by Bank in connection with making such modifications in forms and/or procedures to accommodate any such forms of secondary credit as may be requested by Company as aforesaid, will be reimbursed by Company, provided Bank advises Company of the approximate amount of such incremental costs before incurring them. Nothing herein will be considered to limit Company's or Authorized
Entities' right to enter into a relationship for a corporate T&E or expense related card product for employee business use. With regard to any Company division or Affiliate or other Person which Company designates to participate in the Program as provided in the definition of "Authorized Entity" in Exhibit 1.1, but whose participation requires Bank's approval pursuant to such definition, or whose participation on the basis requested by Company requires Bank's approval of a differentiation proposed by Company pursuant to Section 3.1(b), if Bank fails to send Company written notice approving such participation (and approving such differentiation, as applicable) within 30 days following Bank's receipt of Company's notification of such designation, the exclusivity provisions above in this subsection (d), the provisions of subsection (g) below, and the provisions of Section 9.2(a)(2) below, shall have no application whatsoever to such division, Affiliate or other Person.

         (e) Notwithstanding subsection (d) above, in addition to any other rights and remedies of Company hereunder, Company at its option may provide, or arrange for third parties to provide, any form of customer credit or payments program, including co-branded and/or private label programs, as Company's and/or Authorized Entities' primary source of customer credit without regard to the exclusivity provisions of subsection (d) above ("Alternate Primary Program"), under the circumstances and in the locations and for the periods described in
Exhibit 2.3(e), and the parties hereto shall have the obligations with respect to such Alternate Primary Program as set forth in Exhibit 2.3(e).

         (f) Manufacturer Sponsored Programs: Neither subsection (d) above nor any other provision hereof will be construed to prohibit Company and any Authorized Entities from making available, and promoting, special credit programs offered by particular manufacturers for use in connection with purchase of products of such manufacturer and/or related services,

                                       9

whether such programs involve manufacturer-cobranded and/or private label credit cards, cardless revolving or charge account credit, closed end credit, or otherwise; provided, however, that Company agrees that manufacturer sponsored programs shall comply with Exhibit 2.3(f).

         (g) Additional Payment Products: Before entering into an agreement during the Term hereof with any third party (other than a third party providing secondary financing or providing an Alternate Primary Program or providing a manufacturer sponsored program) to allow such third party to provide any payment products, other than Company gift cards, intended to finance purchases only of Company Goods and/or Services, such as debit cards, charge cards, or stored value cards, and before commencing any formal request for proposal/information procedure by which any third parties are invited to submit proposals or information relating to their provision of such payment products, Company will give Bank at least three (3) weeks prior notice to afford Bank the opportunity, should Bank so desire, to provide any information which Bank may wish to provide regarding any proposal by Bank to be selected by Company as the provider for such payment products. Company agrees to consider any such proposal if furnished by Bank, but will be under no obligation to choose Bank to provide such payment products. To the extent Bank and Company do enter into a mutual written agreement concerning the provision by Bank of any such payment products, Company shall be entitled to receive such compensation relating thereto as may be provided for in such written agreement.

     2.4.Marketing Plans.

         (a) The initial Marketing Plan will be developed, and mutually agreed upon, by the Company and the Bank, and will commence on the Closing Date and conclude at the end of the Company's Fiscal Year ending February 28, 2005. Preliminary Marketing Plans for subsequent Fiscal Years shall be consistent with the terms of this Agreement and shall be agreed to by Company and Bank no later than forty-five (45) days prior to the commencement of each such Fiscal Year ("Marketing Plan Date"). The Management Committee will review Marketing Plans at least quarterly, and more often as may be deemed necessary by the parties. If the Management Committee cannot agree upon a Marketing Plan by such Marketing Plan Date, then, until the dispute or disagreement is resolved, the Management Committee and the parties will implement those portions of the Marketing Plan on which the Management Committee has agreed.

         (b) The Marketing Plan for each Fiscal Year shall include an analysis provided by Bank of the private label and co-branded bankcard programs of the competitors of Company. Such analysis shall include a comparison of cardholder pricing and terms, card features such as rebate/point programs or loyalty programs, exclusive cardholder offerings, different product offerings such as preferred shopper cards, and supporting creative materials, such as cardholder applications and marketing materials. Such analysis also shall include a comparison of Internet credit card functionality, including application, approval and authorization and other factors that would support a comprehensive comparison of the Company Program.

                                       10

     2.5.Program Marketing.

         (a) Company shall provide, and cause any Authorized Entity who is offering credit under the Program to provide, Bank with all customer lists, maintained as such by Company (or such Authorized Entity) and current to within 90 days of the date provided by Company, of names, and, to the extent Company (or such Authorized Entity) has them, U.S. residential addresses, and residential telephone numbers of Company (or such Authorized Entity) in-store customers, via magnetic tape, cartridge, or other media which is mutually agreed upon (the "Lists"). If Company (or such Authorized Entity), in its sole discretion, elects to commence selling Company Goods and/or Services via catalog or elects to change its Internet privacy policy to permit their inclusion, Company (or such Authorized Entity) will include in the Lists, as applicable, and provided the Management Committee shall first agree upon the nature of the use to be made thereof (i) the Company's (or such Authorized Entity's) customer lists, maintained as such by Company (or such Authorized Entity), of e-mail addresses of Company (or such Authorized Entity) Internet customers and, to the extent Company (or such Authorized Entity) has them, names and U.S. shipping addresses of such customers, and (ii) Company's (or such Authorized Entity's) customer lists, maintained as such by Company (or such Authorized Entity) of names, and, to the extent Company (or such Authorized Entity) has them, of U.S. shipping addresses of Company (or such Authorized Entity) catalog customers. Company shall use its best efforts to provide (and to cause such Authorized Entity to provide) as complete and accurate a List as possible. The List shall consist of Company (or such Authorized Entity) customers who are not shown in Company's (or such Authorized Entity's) records as having notified Company (or such Authorized Entity) of their election to exercise their rights under privacy opt-out and "do-not-solicit" and "do-not-call" provisions (provided, however, that Company does not undertake to determine (or to cause such Authorized Entity to determine) whether a Company (or such Authorized Entity) customer has notified any governmental authority or other third party, or has caused his or her name, address or telephone number to be listed in a registry or listing maintained by any governmental authority or other third party, as the means of exercising any such rights, and, without limitation as to Bank's other obligations hereunder to comply with Applicable Law, Bank shall be responsible for making such determination and for making any necessary deletions from such Lists). Company shall provide (and shall cause such Authorized Entity to provide) Bank with updated Lists upon Bank's request up to four (4) times per year. Company agrees that, except as required by Applicable Law, Company shall not modify or otherwise amend its privacy policy (or permit such Authorized Entity to modify or otherwise amend its privacy policy) to prohibit Company (or such Authorized Entity) from providing the Lists to Bank or Bank's designated agents as set forth in this Agreement or to otherwise restrict the sharing of information pursuant to Section 3.6. Notwithstanding any other provision hereof, Company (and such Authorized Entity) shall not be required to provide the portion of any such List which Company (or such Authorized Entity) determines, reasonably and in good faith, would violate Applicable Law.

         (b) Pursuant to the Marketing Plan, Bank shall, at its own expense (other than as set forth in Section 2.3(b) with respect to "take one" applications and in-store signage), design, develop and produce such marketing, promotion and solicitation materials as it deems appropriate, if approved by Company (or to which the Company fails to object) using the same

                                       11

five day review/approval procedure described in Section 2.3(b), to promote the Program among Company customers, and Company shall endorse and reasonably assist Bank with the administration of such promotional and solicitation activities. Promotion of the Program shall include direct mail, telemarketing and such other then current marketing channels as set forth in the Marketing Plan. The
Management Committee will schedule and direct the solicitation of Company customers. Bank commits to direct mail to the Target Cardholders during each Program Year and, if Bank meets or exceeds the Target Rate from such mailings, to effect reasonable increases in the number of such direct mailings, so long as Bank meets or exceeds the Target Rate.

         (c) Pursuant to the Marketing Plan, Company may conduct and document e-mail marketing campaigns ("E-mail Services") in accordance with all Applicable Law, regulations, and specifications approved by the Management Committee.

     2.6.Program Compensation.

         (a) New Accounts. Company shall be entitled to the amounts provided for in Exhibit 2.6(a), determined as set forth therein.

         (b) Incidental Marketing Program. Company shall be entitled to the amounts, if any, mutually agreed upon by Company and Bank, in connection with any Incidental Marketing Program provided by Bank as mutually agreed upon by Company and Bank pursuant to Section 3.7(a).

         (c) Promotional Financing Program. Bank agrees to provide promotional sales plans on the terms set forth in Exhibit 2.6(c), (the "Promotional Sales Plans"). The frequency and volume of such Promotional Sales Plans shall be determined by Company. Company shall pay Bank fees for Promotional Sales Plans determined in accordance with Exhibit 2.6(c) ("Credit Promotion Fees"), and Bank shall pay Company incentives for non-promotional sales plans and select Promotional Sales Plans, determined in accordance with Exhibit 2.6(c) ("Sales Participation Fees").

         (d) Rewards Program. For Rewards Account product only, Bank will offer Cardholder rewards points redeemable or rewardable at the rates set forth in Exhibit 2.6(d). Bank will administer the Rewards program, fund the reward redemption and keep any breakage from unredeemed points. Bank will have Rewards Accounts available to prospective Cardholders at Company Locations by September 2004. Commencing immediately following the date of execution of this Agreement, Bank may begin interacting and coordinating efforts and working with Company's systems team to establish the Rewards program, and Bank and Company hereby

                                       12

agree to cooperate and act in good faith to establish the Rewards program within the aforementioned deadline.

         (e) Interchange. The Bank shall not assess any interchange (as defined by applicable credit card association) on any Company or Authorized Entity sales, including the Company's or Authorized Entities' physical stores and Internet sites, generated from Co-Branded Bankcard Accounts, Rewards Accounts and Private Label Accounts, and Bank shall directly process Company or Authorized Entity sales charged to Co-Branded Bankcard Accounts, Rewards Accounts and Private Label Accounts, such that Company and Authorized Entities incur no merchant acquirer/processor or similar fees. Bank shall be responsible for paying any interchange purported to be assessed on any Company or Authorized Entity sales by any card association, card association member, or other person and, to the extent Company or any Authorized Entity are required to pay any such assessments, Bank shall promptly reimburse Company and any such Authorized Entity the amounts so paid. Company and Authorized Entity shall be responsible for any costs, fees or assessments (other than interchange) imposed by any card association, card association member, or other person for processing the transaction, except for merchant acquirer/processor or similar fees incurred due to Bank's failure to directly process Company or Authorized Entity sales charged to Co-Branded Bankcard Accounts or Rewards Accounts or Private Label Accounts. Bank's obligations under this Section 2.6(e) shall be subject to Company's obligation to promptly provide and update on an ongoing basis a complete list of valid Card Acceptor Ids, as defined in Section 3.8.

         (f) Net Yield. Net Yield for the Bank will be calculated for all Private Label and Co-Branded Bankcard Accounts and Rewards Accounts in the manner described in Exhibit 2.6(f), and depending on the Net Yield so calculated, the parties will make such payments and effect such other Program adjustments as are provided for in Exhibit 2.6(f).

         (g) Recovered Sales Taxes on Written-Off Accounts. Sales taxes reflected in Written-Off Account balances that are recovered from taxing authorities will be shared between Bank, on the one hand, and Company or applicable Authorized Entity on the other hand, on the basis described in
Exhibit 2.6(g).

                                       13

     2.7.Transition. Consistent with the Transaction Agreements, commencing on the Closing Date, Bank shall provide all staff and other resources necessary to provide the Services. On and after the Closing Date, all Account Documentation, as appropriate, and other such forms applicable to Accounts established on and after the date hereof, shall clearly disclose that Bank is the creditor. On and after the date of any notice of change in terms provided Cardholders of purchased Accounts pursuant to the Purchase and Sale Agreement, all Account Documentation used with respect to those Accounts shall clearly disclose that Bank is the creditor of the Cardholders and that Bank is extending credit directly to the Cardholders, and, except as otherwise agreed upon by the Management Committee, shall conform in all respects to the requirements hereof applicable to Accounts established on and after the Closing Date. The Parties acknowledge that Company has removed, and has caused each other Authorized
Entity to remove, existing applications and other Account Documentation indicating that Company Bank is establishing new Accounts opened on and after the Closing Date, but that there may yet remain outstanding some solicitations or applications previously distributed on which requests for Accounts may be received on and after the Closing Date. If an application indicating that Company or Company Bank is making the credit extension is received, then a notice stating that Bank is establishing the Account and extending the credit will be sent with the Credit Card to the applicant for whom the Account is opened.

                                  ARTICLE III
                            ADMINISTRATION OF PROGRAM

     3.1. Preparation of Documents.

         (a) In General. The form and content of all Account Documentation, other than the legal portions (which Bank shall prepare and Company shall review) of Credit Card Applications, Credit Card Agreements and other legal documents related to Accounts, shall be mutually agreed upon by Bank and Company; provided, however, that Bank shall be responsible for ensuring that Account Documentation complies with Applicable Law. Consistent with the Operating Procedures, Bank agrees to provide to Company and Authorized Entities (at Company's expense to the extent specified in Section 2.3(b)) the then current Account Documentation in sufficient quantities to enable Company and the Authorized Entities to maintain their participation in the Program, and Bank shall deliver such Account Documentation to such Company Locations as requested by Company.

         (b) Company's Option to Differentiate Account Documentation for Certain Authorized Entities. If any additional Authorized Entities are designated who trade under trade names or marks other than the Company Marks, Bank may, in its discretion, permit Credit Card Applications and other Account Documentation used to solicit Cardholders from among customers or prospective customers of such Authorized Entities, and to establish and maintain such Cardholders' Accounts, to utilize such other trade names or marks as may be designated by Company, in lieu of the Company Marks utilized in the forms of Account Documentation provided for in Section 3.1(a), in connection with such solicitations and Accounts, whether Co-Branded Bankcard Accounts or Rewards Accounts or Private Label Accounts, which Accounts may, in the case of Private Label Accounts, permit purchases of goods and services not only

                                       14

from the designated Authorized Entity, but also from Company and/or one or more other Authorized Entities, to the extent specified by Company in its notice to Bank designating such additional Authorized Entities. Any reasonable incremental out-of-pocket costs incurred by the Bank in connection with such differentiation in Account Documentation and, in the case of Private Label Accounts, permitted purchases, will be reimbursed by Company.

     3.2. Personnel, Features and Technology.

         (a) In order to establish and operate a competitive Program, Bank shall at its own expense use commercially reasonable efforts to: (i) provide a team of key management personnel (including the personnel set forth on Exhibit 2.1(d)) to operate the Program in accordance with this Agreement with the levels of competence, experience and expertise at least equal in the aggregate to those provided by Bank to Bank's other major private label credit card and co-branded bankcard programs; (ii) make available features and employ technology in support of the Program at the same time that Bank makes such features available to and employs such technology for Bank's other private label credit card and co-branded bankcard programs, except where unable to do so because of the proprietary rights of others, doing so is commercially unreasonable or Company is unable to test such technology before, or to employ such technology upon, its implementation; and (iii) make available features and employ technology in support of the Program that in aggregate are on par with the Competition Programs as provided in Exhibit 3.2(a). This shall not apply to any software comparable to that described in the Gateway Software Licensing Agreement (as such term is defined in the Purchase and Sale Agreement) that Bank develops for or with a Competition Program.

         (b) Company shall at its own expense use commercially reasonable efforts to: (i) provide a team of key management personnel (including the Program Coordinator provided pursuant to Section 3.14) to operate the Program in accordance with this Agreement with sufficient levels of competence, experience and expertise in Company's business; and (ii) make available system resources to implement mutually agreed changes to the point of sale, gateway and other systems maintained by Company and necessary to the Program.

     3.3. Credit Terms and Credit Criteria; Association Affiliation. Bank shall have the sole right to establish and change Credit Criteria, subject to the provisions of Article VIII and Exhibit 2.3(e). Bank shall have the sole right to establish and change Credit Terms, subject to the provisions of this Section 3.3, Article VIII and Exhibit 2.3(e). (This Section 3.3 does not apply to Promotional Sales Plan terms referred to in Exhibit 2.6(c), which are governed by Section 2.6(c) and said Exhibit.)

         (a) Nothing contained in this Agreement shall limit Bank's ability to alter or modify the Credit Terms in order to comply with Applicable Law. Nothing in this Agreement shall limit Bank's ability to engage in Risk-Based Repricing.

         (b) The initial Credit Terms are provided in Exhibit 3.3(b). Bank shall provide written notice of any intended changes in Credit Terms to Company as soon as practicable, but in no event less than thirty (30) days prior to the earlier of (i) the date on which

                                       15

Bank first mails or otherwise transmits notice notifying any existing Cardholders of the changes in Credit Terms, or (ii) the date on which the Bank first mails or otherwise transmits any solicitation or marketing material to any prospective Cardholders whose new Accounts will be subject to the changed Credit Terms, or (iii) the date on which Bank first uses the changed Credit Terms as the initial terms applicable to new Accounts opened at Company or Authorized Entity store locations or via the Internet.

         (c) The initial card association to be affiliated with the Co-Branded Bankcard Program shall be Visa. No change in such association affiliation shall be made without the prior written approval of Company. Bank may negotiate with credit card associations to obtain additional funds and incentive payments directly related to and specified for the Program which funds and incentives do not include any fees, discounts or other forms of compensation, incentives or benefits Bank receives as a member or partner of the credit card association in the ordinary course of business ("Association Incentives"). Any Association Incentives received by Bank shall be made available to the Program through a marketing fund disbursed as the Management Committee may determine.

     3.4.Credit Losses. As between Bank and Company, all credit losses, including fraud, credit, deceased, bankruptcy, or unauthorized transactions on Accounts, shall be borne solely by Bank without recourse to Company; except for
(a) credit losses incurred in respect of  transactions  charged back pursuant to
Section 7.1 hereof, and (b) credit losses incurred after Accounts are purchased by Company (or its designee) in accordance with Section 9.2.

     3.5.Accounts.

         (a) Ownership of Accounts. Bank shall be the sole and exclusive owner of all Accounts and shall be entitled to receive all payments made by Cardholders on Accounts. Purchases under the Program shall constitute extensions of credit directly from Bank to Cardholders. Company will not, at any time, have any rights in any of the Accounts established under the Program or in any Indebtedness owing at any time thereunder unless Company subsequently purchases such Accounts or Indebtedness from Bank.

         (b) Record Retention. Upon commencement of the Initial Term, Bank, consistent with its policies and practices, and policies and practices required of federally chartered banks, shall retain proper records, files, and books of account in which true and correct entries shall be made of all transactions relating to the Accounts and the Program.

     3.6.Ownership  and Use of Company  Customer  Information and Bank Portfolio
         Information; Privacy

         (a) Ownership. Company (or the applicable Authorized Entity) shall have ownership rights in all Company Customer Information, and shall have sole ownership rights in the Lists, and in all other Company Customer Information that does not also constitute Bank Portfolio Information. Bank shall have ownership rights in all Bank Portfolio Information other than

                                       16

the Lists, and shall have sole ownership rights in all other Bank Portfolio Information that does not also constitute Company Customer Information.

         (b)   Use and Disclosure.

               (i) Except as otherwise provided in this Section 3.6(b)(i), Bank's right to use and disclose Bank Portfolio Information, Company Customer Information or any other information it receives, creates or maintains in connection with the Program, shall be limited to the creation, ownership, and collection of the Accounts, the marketing, administration, and operation of the Program and the provision of the Services in accordance with the terms and conditions of this Agreement. Except for the marketing of the Program and providing Ancillary Products, Bank shall not use any Bank Portfolio Information to market any financial products or services (including any Incidental Marketing Programs) or other products or services to Cardholders without the prior written agreement of Company. The information use and transmission limitations set forth in this Section 3.6(b)(i) and in Section 3.6(b)(iv) shall survive termination of this Agreement, and, except to the extent otherwise specified in Section 9.3 with respect to the portion of Bank Portfolio Information that relates to any Accounts which Bank shall have the right to liquidate pursuant to the provisions in that Section, which Bank shall be free to use and disclose only as necessary in order to exercise Bank's rights under Section 9.3 and 9.6 in accordance with the provisions thereof, Bank will not use or disclose Bank Portfolio Information or Company Customer Information following termination of this Agreement.

               (ii) Except for Company's exclusivity obligations in Section 2.3(d) and its non-compete obligations in Section 9.3(b), and except as otherwise provided in Section 3.6(b)(iii) with respect to information referred to therein, nothing in this Agreement shall be construed to limit Company's right to use and disclose Company Customer Information for any purpose, either during or after the Term hereof.

               (iii) Subject to Applicable Law, Company (or Authorized Entity) shall have the right, both during and after the Term hereof, to use and disclose personally identifiable Cardholder information which Company (or Authorized Entity) obtains from Bank in connection with the Program or retains from Credit Card Applications (A) for the purpose of promoting Company Goods and/or Services, (B) in connection with a purchase by Company (or its designee) of the Portfolio Assets or Private Label Portfolio Assets pursuant to Section 9.2, (C) (subject to the non-compete obligations set forth in Section 9.3(b)) in connection with establishing, promoting and maintaining a successor program, (D) in connection with the conduct of any secondary financing program of the kind referred to in Section 2.3(d), (E) in connection with the marketing, administration, and operation of the Program and the performance of Company's obligations in accordance with the terms and conditions of this Agreement, or
(F) as otherwise permitted under Applicable Law. However, in connection with Company's (or the Applicable Authorized Entity's) use for the purpose referred to in (A) above of such personally identifiable Cardholder information obtained from Bank or retained from Credit Card Applications, Company (or the Applicable Authorized Entity) shall not use any such information about Cardholder transactions in a manner that indicates to the recipient of Company's (or Authorized Entity's) marketing materials that his or her transactional activity other than at Company Locations has been used to trigger the marketing activities referred to in (A) above (for example, Company shall not use such information to send a marketing solicitation

                                       17

congratulating a Cardholder on his or her purchase of a television (purchased other than at Company Locations) and inquiring whether he or she now wishes to purchase a video cassette recorder from Company).

               (iv) Any transmission or use of any Company Customer Information or of Bank Portfolio Information by or on behalf of either party to any third Person shall be subject to confidentiality commitments which shall be similar in substance to the confidentiality provisions contained in this Agreement. To the extent that Bank has caused any Bank Portfolio Information to be enhanced by a third-party data provider, such as Axciom, the use thereof by Company may subject Company to a license fee charged by such data provider, and Company shall pay any such fee provided that Bank shall have notified Company of the amount of such fee before providing Company with the applicable enhanced information. Bank shall ensure that the use of Bank Portfolio Information and Company Customer Information and other information relating to Cardholders and Accounts by any affiliated or unaffiliated third-party to whom Bank provides such information shall be limited to those purposes specified in Section 3.6(b)(i). Neither Bank nor any third-party engaged by Bank or otherwise working on Bank's behalf shall sell, transfer or otherwise provide any Bank Portfolio Information or Company Customer Information or other information relating to Cardholders or Accounts to any other person, or permit any other person to use, directly or indirectly, such information for any purpose other than those purposes specified in Section 3.6(b)(i).

         (c) Cardholder Consent. Subject to Applicable Law and Section 3.6(d), Bank shall design the Credit Card Applications and privacy notices to be used in connection with the Program in order to maximize the extent to which information from Credit Card Applications, and other Bank Portfolio Information, may lawfully be shared with Company (or the applicable Authorized Entity) and its Affiliates (which measures shall include using consent verbiage in Credit Card Applications and, to the extent necessary, in Credit Card Agreements). However, Bank may revise such Credit Card Applications, Credit Card Agreements or privacy notices to restrict the extent of such lawful sharing or use or disclosure of the shared information (but Bank shall make no such revisions that would restrict or encumber the sharing required to implement and maintain the arrangements for secondary financing programs referred to in Section 2.3(d) hereof). The privacy policy ("Bank Privacy Policy") may provide for an "opt-out" from third party sharing (or an "opt-in" to third party sharing, if required by Applicable Law for particular jurisdictions). In the event Bank does make any such revisions, Bank will, to the extent commercially practicable, provide advance notice to the Management Committee, and will discuss the rationale for such revisions and any steps proposed by Bank to minimize any adverse impact of such revisions on Company and Authorized Entities. In addition, at request of Company Bank will provide necessary resources to conduct analyses and other data related inquiries on Masterfile data not more than 4 times per Program Year and subject to the reasonable and customary fees for such service.

         (d) Information Access. Subject to Applicable Law, Bank shall provide to Company monthly: (i) with respect to each Cardholder who has not "opted out," a copy of each item in the Bank's Masterfile; and (ii) with respect to each Cardholder who has "opted out," a copy of each such item, except for any item which individually identifies the Cardholder or permits the inference of the Cardholder's identity; provided that, for purposes of this Section 3.6(d), if Bank, in its commercially reasonable discretion, determines that compliance with

                                       18

Applicable Law for particular jurisdictions makes it necessary to do so, Bank may elect to treat Cardholders resident in such jurisdictions who have not "opted in" as deemed to have "opted out."

         (e) Bank will issue its Bank Privacy Policy to Cardholders of the Accounts acquired by Bank pursuant to the Purchase and Sale Agreement, by the time required under Applicable Law, but in any event within sixty days following the Closing Date.

         (f) Information Safeguards. Without limitation as to its other obligations of confidentiality set forth elsewhere herein or in any other confidentiality agreement to which it may be subject, each party will establish and maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the Company Customer Information and the Bank Portfolio Information, and Company shall comply with Bank's Partner Information Security Standards as described in attached Exhibit 3.6(f), to the extent not in conflict with the other provisions hereof. Each party, upon reasonable notice from the other party, shall permit such other party to audit its operations to verify compliance with this Section 3.6(f).

         (g) Compliance with Law. The parties intend that the sharing of personally identifiable information about their (and Authorized Entities') customers shall comply with Applicable Law, including any applicable provisions of the federal Fair Credit Reporting Act (15 USC 1681 et seq) and Title V, Subtitle A of the Gramm-Leach-Bliley Financial Modernization Act of 1999 (15 USC 6801 et seq), and the regulations thereunder. The parties agree to cooperate in determining the extent to which information relating to customers, Cardholders and Accounts may be shared and shall cooperate and use commercially reasonable efforts to address changes in Applicable Law, in order to retain and facilitate each party's (and Authorized Entities') ownership rights in, continued access to, and the economic value of such information.

         (h) Relation to Other Bank Programs. Bank represents that, to the best of its Knowledge (as defined in the Purchase and Sale Agreement) as of the date hereof, in connection with Bank's other co-branded bankcard programs and private label card programs, in the aggregate: Bank provides no more information to the merchant or other co-brand party than it provides hereunder; and permits no more extensive use of such information than is permitted to Company and Authorized Entities hereunder.

         (i) Nothing in this Section 3.6, or any other provision of this Agreement (other than the exclusivity provisions of Section 2.3(d) and the restriction set forth in Section 9.3(b)), shall be construed to limit in any way Company's (or any Authorized Entity's) rights in, or use of, either before or after termination of this Agreement, any information obtained by Company (or any Authorized Entity) other than from Bank or from Credit Card Applications, regardless of whether or not such information is identical to information
Company (or such Authorized Entity) obtained from Bank or from Credit Card Applications in connection with the Program.

                                       19

     3.7.Incidental Marketing Programs; Cross Marketing to Other Cardmembers.

         (a) Incidental Marketing Programs. Company shall retain all approval rights, in its sole discretion, over any Incidental Marketing Programs Bank may propose to offer to Cardholders or to Company Customers.

         (b) Cross Marketing to Other Cardmembers. From time to time, at Bank's discretion, Company may market its products and services to Other Cardmembers in accordance with the following:

               (i) Bank, in its sole discretion, shall select the Other Cardmembers to receive Company's offers for Company's products and services.

               (ii) All cross marketing campaigns by Company to Other Cardmembers shall be at Company's sole expense. All offers to Other Cardmembers made in such campaigns shall be unique and compelling and shall be no less favorable than those offered by Company to non-Bank customers. Bank and Company shall agree on the marketing fee Company pays to Bank for products and services sold for each cross marketing campaign. Company shall track sales volume by channel and campaign and provide Bank with such reporting as Bank requests. For each promotion, Company shall provide Bank with reports detailing the number of products or services sold within thirty (30) days after such promotion and Bank shall evaluate such promotion and determine if Company may continue to offer promotions to Other Cardmembers.

               (iii) Subject to reasonable space, weight, size, content and scheduling restrictions, and upon Bank's prior review and approval, up to two
(2) times each year during the Term of the Program, Company may include promotional inserts for Company offers created and paid for by Company in billing statements mailed to Other Cardmembers. Bank will pay the normal cost of mailing statements with Company inserts, excluding the cost of preparing, producing and shipping the actual insert which shall be the sole responsibility of Company. In addition, if the Company inserts increase the postal expense incurred by Bank to mail statements with such inserts, then Bank shall not insert such materials without Company's consent, if Bank intends to charge Company for such cost overage, and Company agrees, upon providing such consent, to promptly reimburse Bank for such incremental postage expense.

               (iv) Bank will evaluate proposals from Company for offers of Company products and services to Other Cardmembers through Bank's online channel including inclusion in: (1) welcome mail, (2) e-mail newsletter, and (3) website. In the event that Bank offers Company products and services pursuant to this section, Company shall provide Bank reporting based on click-throughs, sales volume and revenue earned by Bank.

               (v) In addition, no more than two times per year, Company may request that Bank provide lists of a certain portion of Other Cardmembers for the purpose of mailing promotional offers provided by the Company. The lists shall be provided to a third party mail house on Bank's list of approved vendor mail houses, who shall mail such offers on behalf of Company.

                                       20

     3.8.Rewards Program Administration. Company shall provide to Bank Card Acceptor Ids of all sources of Company customer transactions. Company shall:

               i. Provide such Card Acceptor Ids in accordance with Bank's specifications;
               ii. Notify Bank at least thirty (30) days in advance of new or modified Card Acceptor Ids being utilized by Company; and
               iii. Validate all Card Acceptor Ids no less than on a quarterly basis and advise Bank of all changes, additions or deletions to such Card Acceptor Ids;

Company is responsible for any costs associated with correcting Accounts where errors have occurred as a result of incorrect and/or outdated Card Acceptor Ids.


     3.9.Other In-Store Credit Activities.

         (a) Credit Support. Company shall provide in-store credit activities, which include acceptance of In-Store Payments and other credit support, as more specifically set forth in the Operating Procedures.

         (b) In-Store Payments. Company may accept In-Store Payments in US dollars from Cardholders on their Accounts in accordance with the Operating Procedures. All In-Store Payments shall be deemed to be held in trust by Company for the benefit of Bank until such payments are actually received by Bank or netted by Bank against Charge Transaction Data submitted to Bank in accordance with the Settlement Procedures in Article IV.

     3.10.Training.

         (a) Company, at its expense, shall develop orientation materials to introduce Bank employees to Company, to train Bank employees, and to keep them current on the direction, products, merchandising and marketing programs of Company's various businesses and Bank, at its expense, shall make its employees and the materials available for training with respect to Company's and Authorized Entities' businesses. Bank, at its expense, shall develop and administer all other training to its employees to enhance their ability to perform the services contemplated under this Agreement.

         (b) Bank, at its expense, shall develop and produce materials for training associates of Company and the Authorized Entities on the Program. Company, at its expense, shall use such materials to train its associates and the associates of Authorized Entities to promote the Program, accept Credit Card Applications, and obtain authorizations for Purchases under the Program. Bank also shall assist Company and other Authorized Entities with training of employees of Company and other Authorized Entities in credit-related issues by providing field marketing employees (as outlined in Exhibit 2.1(d)), among whose principal duties as field marketing managers will be to assist with training to the extent provided in this Agreement with respect to the Program, and in such other fashion as may be mutually agreed to by the parties.

                                       21

     3.11.Systems Changes and Quality Control.

         (a) The parties shall keep one another informed prior to and during the process of making material changes to their respective systems or processes relating to the Program. Prior to making any such material changes, each party shall test such changes to ensure that such changes do not adversely impact the Cardholders, the other party, or the Program. Upon the discovery of any such adverse effect on the Cardholders, other party or the Program, the party implementing such changes shall immediately take all commercially reasonable steps to remedy the adverse effect as soon as practicable.

         (b) Without the other party's prior written approval, a party shall not make any changes to its systems or processes relating to the Program that would require the other party to make changes to its systems or processes, except if required by a change in Applicable Law. In the case of a change required by a change in Applicable Law, the parties shall take commercially reasonable steps to minimize the disruption of any such change to the parties. Parties shall bear their own costs incurred in connection with any such changes.

         (c) Delivery of Information. On and after the date hereof, each party, at its expense, shall be responsible for all delivery of electronic information to the other party. Each party shall bear the risk and cost of delivery of materials it ships to the other party by other methods. Risk of delivery lies with the sender until receipt by the other party. During the Term of this Agreement, Company shall comply with Bank's data exchange technical specifications and standards, including file transfer, protocols and standards, file formats and layouts, and encryption/decryption software requirements, as in effect at, and disclosed by Bank to Company prior to, the Closing Date under the Purchase and Sale Agreement, with such further changes as shall be requested by Bank and agreed upon by Company from time to time during the Term of this Agreement.

     3.12.Inserts and Other Statement Communications. Subject to the Marketing Plan and to content and schedule restrictions set forth on Exhibit 3.12 and Bank's prior review, Company shall have the right, except as provided below, to include Company's or Authorized Entities' product and service advertisements in Billing Statements sent, or provided electronically, to Cardholders, whether as a statement insert, statement message, envelope message, internet link or other form, provided that such advertisements conform to the requirements for such Billing Statement inserts or other messages initially as set forth in Exhibit 3.12, including the timing for delivery to specified locations. Company's inserts and other statement communications shall have priority over all others except those involving only legal disclosure required to be made to Cardholders. Company will prioritize inserts and Bank shall include all such inserts in order of priority until excess postage is required. Bank shall not be required to include inserts that cause excess postage. The parties acknowledge that a 1 page statement would permit 4 inserts without causing excess postage and that 1 page is approximately equal to 2 inserts. Company will be solely responsible for the costs of producing and delivering to Bank or its designee such inserts. The inclusion of statement messages will be at no cost to Company as long as Bank's or its designee's requirements are met by Company. Bank may include billing messages, inserts or other messages to promote the use of Accounts and Balance-Building Programs and Ancillary Products as approved in the Marketing Plan. Notwithstanding anything to the contrary in this

                                       22

Agreement, any insert or message or return postage envelope required by Applicable Law shall take precedence over other inserts and messages. Bank agrees to cooperate with Company in scheduling, to the extent practicable, any legally required notices to avoid adversely impacting Company's planned insert and statement related marketing and customer communication efforts. Bank shall immediately notify Company of any inserts and statement messages that Bank determines in its commercially reasonable discretion impugn the integrity or reputation of the Bank, or are deceptive or misleading in nature, or that market a financial product or service (other than Company or Authorized Entity gift cards) that competes with another Bank financial product or service which Bank is already providing to Bank customers at the time Company first notifies Bank regarding Company's decision to use statement inserts or statement messages to market such product or service to Cardholders, and upon receipt of such notice Company shall immediately cease or refrain from using such inserts and statement messages.

     3.13.Operating  Procedures.  The  Operating  Procedures  are set  forth  in
Exhibit 3.13.

     3.14.Program Governance.

         (a) Bank and Company each shall assign, on a full time basis, an employee knowledgeable about the Program and the Transaction Agreements to serve as its liaison to the other party with regard to the day-to-day operation of the Program. Bank's employee shall be referred to as the "Bank Program Coordinator" and Company's employee shall be referred to as the "Company Program Coordinator." Each party agrees that it will seek the input of the other party before it makes its Program Coordinator appointment, including any future appointments to replace a Program Coordinator.

         (b) The parties agree to participate and cooperate fully in the governance structure in accordance with Exhibit 3.14(b).

     3.15.Balance-Building Programs. Bank may offer such Balance-Building Programs as are approved in the Marketing Plan or otherwise approved by the Management Committee. Notwithstanding the foregoing, Bank may, at its discretion, offer over-limit capability on Co-Branded Rewards Accounts of up to 120% of any Cardholder's credit limit to permit access to credit for the purchase of Company Goods and/or Services.

     3.16.Reports.

         (a) Bank shall make available to Company such standard and customized reports relating to the Cardholders, the Accounts and the Program as Company may reasonably request from time to time and as listed in Exhibit 3.16. Bank will not charge for customized reports similar to the types of reports that Bank provides to its management or other customers at no cost. If a customized report requested by Company involves additional resources and costs, Bank will inform Company, which shall have the option at its expense, to have Bank develop and produce such report.

                                       23

         (b) Bank shall deliver to Company on a quarterly (Program Year quarters) basis Net-Yield reports relating to the Program as a whole, and separately as to the Private Label and the Co-branded Bankcard Accounts and Rewards Accounts segments of the Program.

         (c) Bank shall deliver to Company on a monthly basis reports on the satisfaction of the Performance Standards as set forth in Exhibit 2.1(b).

         (d) Bank shall deliver a daily report with each settlement showing calculation of the settlement amount pursuant to Exhibit 4.2.

     3.17 Postage. Except to the extent expressly set forth in Section 3.12 with respect to certain increased postage, Bank One will bear all costs of all postage incurred in connection with the Program, including postage associated with returned "take one" applications.

                                   ARTICLE IV
                                   SETTLEMENT

     4.1.Transmission.   Company  shall   electronically   transmit  all  Charge
Transaction Data from Company to Bank in the format detailed in the Operating Procedures and pursuant to Section 3.11.

     4.2.Calculation and Timing of Payment. Bank shall calculate a net settlement amount in accordance with Exhibit 4.2 and will pay to Company such amount on a daily basis. Bank will transfer funds via Automated Clearing House ("ACH") or wire transfer to an account designated in writing by Company to Bank. If Charge Transaction Data is received by Bank's processing center before noon Eastern time on a Business Day, Bank will initiate such ACH or wire transfer by 3pm Eastern time on the next Business Day. In the event that the Charge Transaction Data is received after noon Eastern time on a Business Day, then Bank will initiate such transfer no later than 3pm Eastern time on the second Business Day thereafter. If Bank is unable to calculate the net settlement amount in time to initiate such transfer by the required time, then Bank will estimate the net settlement amount based on historical comparisons and will initiate the transfer by the required time, notifying Company that it is based on an estimate, and will calculate the correct net settlement amount, and will transfer any difference due the Company, within five (5) days thereafter.

     4.3.Direct Settlement. Bank will authorize and settle all amounts directly with Company and bypass all bankcard associations. Each party shall bear its own costs associated with such direct settlement.

     4.4.Company Payment Terms. Any amount(s) payable by Company to Bank under this Agreement will be due, unless specifically provided for elsewhere in this Agreement, when invoiced by the Bank, and shall be paid in immediately available funds within twenty (20) days after the date of receipt of the invoice from Bank.

                                       24

     4.5. Offset. In the event Company or any Authorized Entity, on the one hand, or Bank, on the other hand (the "Payor"), is in default in paying such other party (the "Recipient"), as applicable, any amount due under this Agreement, the Recipient may effect such payment by means of set-off, unless Recipient has been notified, or otherwise has knowledge, that the amount to be paid to the Recipient is disputed in good faith by the Payor.

                                   ARTICLE II
              REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPANY

     5.1.General Representations, Warranties, and Covenants. To induce Bank to enter into this Agreement and to establish and administer this Program, Company makes to Bank the representations, warranties, and covenants set forth in this
Article V, which shall be deemed made effective as of the Closing Date and (except for the representations and warranties in (c)(ii), (g) and (h)(ii) below, and the representation and warranty in (b) below to the extent it would prohibit Company from changing its state of incorporation) continuing and ongoing thereafter during the Term:

         (a) Compliance with Law. Company shall comply, and shall cause each of the other Authorized Entities to comply, with Applicable Law referred to in
Section 2.2(i) in all material respects relating to its activities in connection with the Program.

         (b) Corporate Existence. Company is a corporation, duly organized, validly existing and in good standing under the laws of the state of Virginia and is authorized to conduct business under such laws as now conducted, and is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership or operation of its assets requires such authorization, qualification or licensing and shall maintain such status and authority during the term of this Agreement.

         (c) Corporate Power, Authorization and Performance. Company has full corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, and to perform its obligations hereunder and thereunder. Company further represents and warrants that (i) this Agreement has been duly authorized by all necessary corporate and stockholder action and has been duly executed and delivered by Company and is the valid and binding obligation of Company, enforceable against Company in accordance with its terms and (ii) does not require any filing or registration with or the consent or approval of any governmental body, agency, authority, or any other person which has not been made or obtained.

         (d) Accounts. Company shall not, and shall not permit any other Authorized Entity to, represent itself as the owner of Accounts or Indebtedness owned by Bank hereunder; provided that Company will not be considered to be in breach of this covenant with regard to purchased Accounts until the receipt of new Account Documentation from Bank.

         (e) Disaster Recovery. Company and each of its Affiliates which is an Authorized Entity has and shall maintain a contingency and disaster recovery plan for the restoration of services affecting the Program and, to the extent practicable, will provide Bank with prior written notification of any modification of such plans. Company shall provide Bank

                                       25

with the opportunity to review applicable portions of such plans, upon the reasonable request of Bank.

         (f) No Default. No default has occurred which, with the passage of time or the giving of notice or both, and the failure to cure, would constitute an Event of Default by Company as defined in Section 8.1.

         (g) No Pending Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending (including any counterclaims) or, to Company's knowledge, threatened against Company or any Authorized Entity that would materially and adversely effect the ability of Company to perform its obligations under this Agreement or any other Transaction Agreement.

         (h) Noncontravention. The execution, delivery and performance of this Agreement and any other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the charter or by-laws or any equivalent organizational document of Company, or (ii) violate any applicable material law, rule, regulation, judgment, injunction, order or decree to which Company is subject, or (iii) violate any material contract, instrument or document to which Company is a party or (iv) constitute a default under any existing material contract, instrument or document to which Company is a party.

         (i) Notice of Adverse Conditions. Company agrees to notify Bank, subject to any confidentiality and other applicable legal requirements, promptly after it is notified, and in any case no later than fifteen (15) days thereafter, of any order by any court or regulatory body or any agreement with a court or regulatory body materially and adversely affecting its ability to perform its obligations hereunder, or in connection with the Program or engage in any activities, contemplated in connection with the Program or under this Agreement or is notified of any activity that would reasonably be expected to have a material adverse effect on the Program or would reasonably be expected to have a material adverse effect on Bank. Company also agrees, subject to any confidentiality requirements, to provide advance warning of any discussions with any court or regulatory body that would reasonably be expected to adversely and materially affect any of the activities contemplated under this Agreement. Company further represents that it has not suffered any event that has or could reasonably be expected to have a material adverse change in, or material adverse effect upon its business, operations, properties, assets, liabilities, reputation or condition (financial or otherwise) or a material impairment of its ability to perform its obligations under this Agreement.

         (j) Records. Company shall keep, and shall cause each of the other Authorized Entities to keep, adequate records and books of account with respect to all of its business activities relating to the Program, in which proper entries, reflecting all of Company's or the other Authorized Entities' (as applicable) financial transactions, are made in accordance with applicable accounting procedures.

         (k)   [Reserved]

         (l) Account Covenants. Until the expiration or termination of the Program, Company covenants to do the following with respect to the Accounts:

                                    26

               (i)    Company  shall  respond  to,  and  cooperate   with,  Bank
promptly in connection with the resolution of disputes with Cardholders;

               (ii) Company shall maintain a policy for the exchange and return of goods and adjustments for services rendered or not rendered that is in accordance with all Applicable Law and shall promptly deliver a Credit Slip to the Cardholder and include credit for such return or adjustment in the Charge Transaction Data in accordance with the terms of this Agreement and the Operating Procedures in the event the return/exchange has been authorized in accordance with Company's policies; and

               (iii) Company shall comply with all its warranties, if any, with respect to goods and services sold under an Account.

         (m)   Taxes.   Company  shall,  and  shall  cause  each  of  the  other
Authorized Entities to, pay, collect and remit, when due, any sales taxes relating to the sale of Company Goods and/or Services.

         (n) Divestiture. Provided Company is legally and contractually permitted to do so, promptly following its execution Company shall advise Bank of any signed commitment or letter of intent regarding the sale, exchange, contribution or other transfer of any Company Locations which if consummated would give rise to a Divestiture and, in any event, promptly advise Bank of the consummation or occurrence of any Divestiture. In connection with any Divestiture, at Bank's request, Company shall use reasonable efforts to initiate communications between Bank and any acquirer of Company Locations in a transaction constituting a Divestiture to afford Bank the opportunity to offer to enter into a private label credit card agreement with such acquirer.

         (o)   Solvency. Company is Solvent.

     5.2 Presentment Warranties. Company represents and warrants to Bank with respect to each Account and the related Charge Slips and Charge Transaction Data (and the following shall be deemed restated, renewed and reaffirmed each time Bank receives Charge Transaction Data from Company or Authorized Entity relative to an Account):

         (a) That the Charge Slip represents a bona fide sale by Company or Authorized Entity of the Company Goods and/or Services described in such Charge Slip, that the Charge Slip has not been included in any Charge Transaction Data previously transmitted to Bank, and that Company or Authorized Entity has delivered all the goods and fully performed all the services listed on such Charge Slip (except to the extent that any of following will be subsequently delivered or performed, including : (i) goods purchased through a not in store transaction, and (ii) goods retained by Company or Authorized Entity for repair and warranty services), or (iii) goods or services to be delivered or performed subsequent to time of sale, including services performed pursuant to an extended warranty;

         (b) That Company or Authorized Entity has shipped all the goods listed on such Charge Slip which were purchased through a not in store transaction;

                                       27

         (c) That (except in the case of not-in-store transactions) the Charge Slip is signed and that the signature on the Charge Slip is similar to the signature on the Credit Card or the signature on another item of valid identification examined by Company or Authorized Entity;

         (d) That the Charge Slip is not illegible, inaccurate or incomplete and has not been materially altered after being signed by the Cardholder;

         (e) That the transaction did not involve a cash advance or goods or services not listed on the Charge Slip and only goods and services sold by Company or Authorized Entity are the subject of the transaction;

         (f) That the transaction was conducted by Company in accordance with the Operating Procedures;

         (g) That the Account number of the Cardholder has been accurately printed or electronically captured on the corresponding Charge Slip retained by the Company;

         (h) That, except only as set forth in Exhibit 5.2(h), Company has not nor will it directly or indirectly, take or grant or purport to take or grant any right or security interest in such Charge Slip or any related Credit Slip to or from any third party (other than to Bank);

         (i) That the transactions giving rise to the Charge Transaction Data were conducted by Company in accordance with all Applicable Law that pertains to the sales of goods and/or services by Company as provided in Section 2.2(i).

                                    ARTICLE VI
                REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANK

     6.1. General Representations, Warranties, and Covenants. To induce Company to enter into this Agreement and participate in the Program Bank makes to Company the representations, warranties, and covenants set forth in this Article VI, which shall be deemed made effective as of the Closing Date and (except for the representations and warranties in (d)(ii), (g) and (h)(ii) below) continuing and ongoing thereafter during the Term:

         (a) Account Information. Upon Company's reasonable request, Bank shall provide to Company, to the extent available to Bank and in accordance with Applicable Law, information indicating, for each Account, the terms and conditions applicable to such Account under the Credit Card Agreement governing such Account, including the law applicable to such Account.

         (b) Compliance with Law. Bank shall comply and shall cause each of its Affiliates as subcontractors providing any Services, with Applicable Law in all material respects relating to its activities in connection with the Program.

         (c) Corporate Existence. Bank is a nationally chartered bank, duly organized, validly existing and in good standing under the laws of the United States and is authorized to

                                       28

conduct business under such laws as now conducted. Bank shall maintain such status and authority during the term of this Agreement.

         (d) Corporate Power and Authorization. Bank represents and warrants that it has full power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is party, and to perform its obligations hereunder. Bank further represents and warrants (i) that this Agreement has been duly authorized by all necessary corporate and stockholder action and has been duly executed and delivered by Bank and is the valid and binding obligation of Bank, enforceable against Bank in accordance with its terms and (ii) does not require any filing or registration with or the consent or approval of any governmental body, agency, authority, or any other person which has not been made or obtained.

         (e) Disaster Recovery. Bank represents, warrants and covenants that it and each of its Affiliates or subcontractor to the extent such Affiliate or subcontractor is performing services in connection with the Program has and shall maintain a contingency and disaster recovery plan to restore services affecting the Program and, to the extent practicable, will provide Company with prior written notification of any modification of such plans. Bank shall provide Company with the opportunity to review applicable portions of such plan, upon the reasonable request of Company.

         (f) No Default. Bank represents and warrants that no default has occurred which, with the passage of time or the giving of notice or both, and the failure cure, would constitute an Event of Default as defined in Section 8.1.

         (g) No Pending Litigation. Bank represents and warrants that there are no, civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending (including any counterclaims) or, to Bank's knowledge, threatened against Bank that would materially and adversely effect the ability of Bank to perform its obligations under this Agreement, or any other Transaction Agreement.

         (h) Noncontravention. Bank represents and warrants that the execution, delivery and performance by Bank of this Agreement and any other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the charter or by-laws or any equivalent organizational document of Bank, or (ii) violate any applicable material law, rule, regulation, judgment, injunction, order or decree to which Bank is subject, or (iii) violate any agreement with GE Capital or any of its Affiliates, or violate any other material contract, instrument or document to which Bank is a party, or (iv) constitute a default under any agreement with GE Capital or any of its Affiliates, or constitute a default under any other existing material contract, instrument or document to which Bank is a party.

         (i) Notice of Adverse Conditions. Bank agrees to notify Company, and subject to any confidentiality and other applicable legal requirements, promptly after Bank is notified, and in any case no later than fifteen (15) days thereafter, of any order by any court or regulatory body or any agreement with a court or regulatory body materially and adversely affecting the ability of Bank to furnish the Services, or engage in any activities, contemplated in connection with the Program or under this Agreement or is notified of any activity that would reasonably be expected to have a material adverse effect on the Program or would reasonably be expected to have a material adverse effect on Company or any other Authorized Entity. Bank also agrees, subject to confidentiality requirements, to provide advance warning of any discussions with any court or regulatory body that would reasonably be expected to adversely

                                       29

and materially affect any of the activities contemplated under this Agreement. Bank further represents that Bank has not suffered any event that has or could reasonably be expected to have a material adverse change in, or material adverse effect upon its business, operations, properties, assets, liabilities, reputation or condition (financial or otherwise) or a material impairment of Bank's ability to perform its obligations under this Agreement.

         (j) Records. Bank shall keep adequate records and books of account with respect to all of its business activities relating to the Program, in which proper entries, reflecting all of Bank's financial transactions with respect to the Program, are made in accordance with applicable accounting procedures.

         (k) Trademarks. Bank represents and warrants to Company that it has the right and power to cause Parent to license the Bank Marks to Company for use as contemplated by this Agreement.

         (l) Cardholder Relations. Bank shall respond to Company promptly, and cooperate with Company, in connection with efforts to resolve disputes with Cardholders.

         (m) Financial Covenants. Bank shall at all times throughout the Term of this Agreement, either (i) maintain an "adequately capitalized" status under applicable federal banking regulations, and at least $7,000,000,000 in assets determined on the same basis as in Schedule RC, line 12 ("Total assets") of Bank's call report, or (ii) provide a guaranty, in form and substance satisfactory to Company, of all of Bank' s obligations hereunder by one or more Affiliates of Bank which each meet the "adequately capitalized" criterion, and which together meet the Total assets criterion, set out in clause (i) above.

                                   ARTICLE VII
                                   CHARGEBACKS

     7.1. Chargebacks. Bank's chargeback rights and procedures to be followed shall be as set forth in Exhibit 7.1.

                                  ARTICLE VIII
                                EVENTS OF DEFAULT

     8.1. Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

         (a) If Bank fails to make any settlement payment (or estimated settlement payment) when due and payable pursuant to this Agreement and the Settlement Procedures with respect to the daily settlement payments set forth in
Exhibit 4.2 and, such settlement payment or estimated settlement payment is not paid, within one (1) Business Day following notice of such failure to pay in the case of an estimated settlement payment, and within five (5) Business Days following notice of such failure to pay in the case of a settlement payment, other than in each case as the result of a Force Majeure Event.

                                       30

         (b) Either party shall fail to make any payment (other than a daily settlement payment pursuant to the Settlement Procedures) of any amount due pursuant to this Agreement when due and payable and the same shall remain unpaid for a period of thirty (30) days after the other party has given written notice of such failure to pay.

         (c) Either party shall breach in any material respect any covenant or other provision contained herein (other than a covenant or other provision that is subject to a specific Event of Default or termination provision), and the same shall remain unremedied for a period of 30 days after written notice thereof to the breaching party.

         (d) Any representation or warranty of either party in this Agreement shall not be true and correct in any material respect as of the date when made or reaffirmed, and such untrue or incorrect representation or warranty shall remain unremedied for a period of 30 days after written notice thereof to the breaching party.

         (e) Either party (i) shall not be Solvent; (ii) shall have any proceeding instituted by or against it seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, reorganization or any similar alternative under any law relating to bankruptcy or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver or other similar official for it or for any substantial part of its property, and, in the case of any proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver or other similar official for, it or any substantial part of its property) shall occur; or (iii) shall take any corporate action to authorize any of the actions set forth in clauses (i) or (ii) of this paragraph (e).

         (f)   [Reserved]

         (g) If Company is no longer able to accept Visa (or, in the event of a change in the Card Association, such other Card Association's) credit card payments for Company Goods and/or Services, and such disability is not cured within 5 days.

         (h) If Bank changes Credit Terms (other than changes made on a case by case basis for particular Accounts or Risk-Based Repricing) that Company reasonably expects would have a material adverse effect on the Program, and Bank fails to provide the notice required pursuant to Section 3.3.

         (i) If Bank breaches or fails to meet any of the Performance Standards described in Exhibit 2.1(b), any of the Targeted Approval Rates/Credit Limits described in Exhibit 2.1(d)(iii), or any of the Cardholder Terms Trigger Events described in Exhibit 2.3(e).

     8.2. Remedies. Upon an Event of Default, the nondefaulting party may terminate this Agreement by giving the other party notice of termination, which right shall be in addition to any other rights or remedies available to the non-defaulting party under this Agreement; provided however, termination of the Agreement and exercise of Company's rights pursuant to Article IX, and/or exercise by Company of its rights with respect to an Alternate Primary Program pursuant to Exhibit 2.3(e), and/or the right to require performance by Bank of any obligations under Article X with respect to third party claims, shall be Company's sole and exclusive remedies for breaches by Bank consisting only of Events of Default under Section 8.1 (i). In the event the nondefaulting party gives notice of termination under this Section 8.2, this

                                       31

Agreement shall terminate (A) on the termination date specified in the nondefaulting party's termination notice, which must be at least 30 days after the date on which the nondefaulting party gave the termination notice, provided that such termination shall not occur until the waiver in writing or expiration of Company's right to provide notice of its election to purchase the Portfolio Assets, or (B) if Company timely gives notice that it exercises its right under
Section 9.2 to purchase the Portfolio Assets, upon the date on which the closing of the purchase by Company of the Portfolio Assets pursuant to Section 9.2 shall take place. Upon the occurrence of an Event of Default by Company under Section 8.1, Bank, if it shall give notice of termination pursuant to this Section 8.2, shall thereafter have the right to suspend its obligation hereunder to pay any Account Contingent Payments pursuant to Section 2.6(a) and Exhibit 2.6(a) so long as such Event of Default remains uncured. Upon the occurrence of an Event of Default by Company under Section 8.1(g), Bank, if it shall give notice of termination pursuant to this Section 8.2, shall thereafter have the right to suspend its obligation hereunder to open new Co-Branded Bankcard Accounts and new Rewards Accounts so long as such Event of Default remains uncured.

                                   ARTICLE IX
                                TERM/TERMINATION

     9.1. Initial and Renewal Term; Change in Control of Company.

         (a)   Initial  and  Renewal  Term.  Except  as  expressly  set forth in
Section 2.3(d) with regard to preliminary work on the arrangements to allow secondary offers of credit and as expressly set forth in Section 2.6(d) with regard to preliminary work on establishing the Rewards program, which provisions shall be effective as of the date of execution of this Agreement, and except for the provisions of Article X and Sections 11.2, 11.3, 11.4, 11.6, 11.7, 11.8, 11.9, 11.10, 11.11, 11.12, 11.13, 11.14, 11.16, 11.17, 11.19, 11.20, 11.21,
11.24, 11.25, 11.26, 11.27, which, only to the extent they may apply to the aforementioned provisions within Section 2.3(d) and 2.6(d), shall be effective as of the date of execution of this Agreement, this Agreement shall be effective as of the Effective Date and shall remain in effect until the seventh anniversary of the Closing Date ("Initial Term"), and shall thereafter be automatically renewed for successive three year terms (the "Renewal Term(s)") unless either party notifies the other of its intent not to renew at least one year prior to the end of the Initial Term or then current Renewal Term. If such notice is given, termination of this Agreement shall occur (A) at the expiration of the Initial Term or then current Renewal Term, provided that such termination shall not occur until the waiver in writing or expiration of Company's right to provide notice of its election to purchase the Portfolio Assets, or (B) if Company timely gives notice that it exercises its right under Section 9.2 to purchase the Portfolio Assets, upon the date on which the closing of the purchase by Company of the Portfolio Assets pursuant to Section 9.2 shall take place.

         (b) Change in Control. In the event of a Change in Control of Company, which results in Company being controlled by a Person who is either (i) a major competitor of Bank or (ii) a domestic U.S. retailer with an existing competing private label or co-brand (other than a Visa or MasterCard program including a rewards component with a consumer earned

                                       32

value equivalent to at least 1% of card purchases) credit card program with at least $500 million in outstanding receivables provided by a competitor of Bank identified in Exhibit 9.1(b) , or (iii) a domestic U.S. retailer with an existing competing private label or co-brand (other than a Visa or MasterCard program including a rewards component with a consumer earned value equivalent to at least 1% of card purchases) credit card program provided by such company or an Affiliate of such company, which retailer ceases utilizing the Company Marks in a material number of Company Locations, then Company or Bank shall have the right to terminate this Agreement. Company shall, as soon as legally permitted to do so, advise Bank of any event that it reasonably believes to be a Change in Control, which results in Company being controlled by such a Person. Furthermore, Bank may give notice to Company if based on information known to Bank, Bank reasonably believes that there has occurred such a Change in Control of Company and if not refuted by Company within 15 days of such notice, such a Change in Control of Company will be deemed to have occurred. In order to be effective, the notice of termination must be delivered within 180 days of (A) the date on which Company gives Bank notice that a Change in Control of Company has occurred, or, if earlier, (B) the date on which such a Change in Control of Company was deemed to have occurred due to Company's failure to refute Bank's notice to Company as hereinabove set forth. If such notice is given, termination of this Agreement shall occur (A) 180 days after delivery of the notice of termination, provided that such termination shall not occur until the waiver in writing or expiration of Company's right to provide notice of its election to purchase the Portfolio Assets, or (B) if Company timely gives notice that it exercises its right under Section 9.2 to purchase the Portfolio Assets, upon the date on which the closing of the purchase by Company of the Portfolio Assets pursuant to Section 9.2 shall take place. Notwithstanding the foregoing, Company shall have the right to offer in writing to disclose to Bank, under a nondisclosure agreement requiring Bank to hold such disclosure strictly confidential, the identity of such a Person who is referred to in (i) or (ii) or
(iii) above and who may obtain control of the Company, and Bank shall have 14 days from execution of the nondisclosure agreement to respond by specifying in writing whether Bank would or would not exercise its right hereunder to terminate this Agreement. Bank shall be bound by its response in the event there follows a Change in Control of Company in which such Person referred to in (i) or (ii) or (iii) above shall obtain control of Company, and Bank shall be deemed to have waived its right hereunder to proceed other than in accord with such response. If Bank fails, within such 14 day period, to respond in writing as to whether it would terminate, or if Bank fails, for more than 10 days after being requested by Company to execute a commercially reasonable nondisclosure agreement, to execute same, Bank shall be deemed to have waived its right hereunder to terminate upon such a Change in Control.

         (c) Termination Upon Divestiture. Bank shall have the right to terminate the Agreement if a Divestiture shall occur, provided Bank gives notice of termination within 60 days following the occurrence of the Divestiture. In such event, termination of this Agreement shall occur (A) 180 days after delivery of the notice of termination, provided that such termination shall not occur until the waiver in writing or expiration of Company's right to provide notice of its election to purchase the Portfolio Assets, or (B) if Company timely gives notice that it exercises its right under Section 9.2 to purchase the Portfolio Assets, upon the date on which the closing of the purchase by Company of the Portfolio Assets pursuant to Section 9.2 shall take place.

                                       33

         (d) Company's Right to Terminate and/or Introduce Alternate Primary Programs. In the event there shall occur any of the triggering events specified in Exhibit 2.3(e), Company may terminate this Agreement, or may exercise its rights with respect to Alternate Primary Programs, or may do both, at the times and on the basis set forth in Exhibit 2.3(e). Whenever Company has the right to terminate pursuant to Exhibit 2.3(e), Company may terminate this Agreement by giving written notice of termination to Bank. In the event Company gives such notice, termination of this Agreement shall occur (A) 180 days after delivery of the notice of termination, provided that such termination shall not occur until the waiver in writing or expiration of Company's right to provide notice of its election to purchase the Portfolio Assets, or (B) if Company timely gives notice that it exercises its right under Section 9.2 to purchase the Portfolio Assets, upon the date on which the closing of the purchase by Company of the Portfolio Assets pursuant to Section 9.2 shall take place.

                                       34

         (e)   [Reserved]

         (f) Company may elect to terminate this Agreement by giving written notice of termination within 30 days after the later of (i) the end of any Measurement Period for which Net Yield calculated pursuant to Section 2.6(f) was below the Target Net Yield, and (ii) receipt by Company from Bank of notification of such Net Yield for such Measurement Period; provided Company repays any shortfall amounts owing for such Measurement Period as provided in
Exhibit 2.6(f). In the event such notice is given, this Agreement shall terminate (A) on the termination date specified in Company's notice, which must be at least 30 days after the date on which Company gave the termination notice, provided that such termination shall not occur until the waiver in writing or expiration of Company's right to provide notice of its election to purchase the Portfolio Assets, or (B) if Company timely gives notice that it exercises its right under Section 9.2 to purchase the Portfolio Assets, upon the date on which the closing of the purchase by Company of the Portfolio Assets pursuant to
Section 9.2 shall take place.

         (g) Material Change in Law, Etc. In the event that any material change in any Applicable Law makes the continued performance of this Agreement under the then current terms and conditions illegal, then Bank shall have the right to terminate this Agreement by giving written notice of termination within 30 days of the date of the change in Applicable Law; provided that Bank may terminate under this provision only if (i) Bank shall have first communicated in writing to Company a remedial action proposal required to conform with Applicable Law and which minimizes any adverse impact to Company, (ii) Company shall have been given the opportunity to propose an alternative remedy to comply with Applicable Law, and (iii) the parties have cooperated and operated in good faith in an effort to reach a mutually satisfactory implementation plan to conform to Applicable Law. Such written notice shall include a detailed explanation and evidence of the illegality imposed as a result of such change. If Bank gives such notice of termination and the parties are unable to reach a mutually satisfactory implementation plan in the manner described above, termination of this Agreement shall occur (A) 180 days after delivery of the notice of termination, provided that such termination shall not occur until the waiver in writing or expiration of Company's right to provide notice of its election to purchase the Portfolio Assets, or (B) if Company timely gives notice that it exercises its right under Section 9.2 to purchase the Portfolio Assets, upon the date on which the closing of the purchase by Company of the Portfolio Assets pursuant to Section 9.2 shall take place.

         (h) In the event Bank revises, in a manner permitted under Section 3.6(c), the Bank Privacy Policy or Credit Applications or Credit Card Agreements, other than pursuant to a change in Applicable Law, such that the Bank Privacy Policy or Credit Applications or Credit Card Agreements provide less sharing than the then current industry standard and results in a material reduction in Company's then existing promotions of Company Goods and/or Services, Company may elect to terminate this Agreement by giving written notice of termination to Bank which notice shall include a detailed explanation of Company's material reduction in its then existing promotions of Company Goods and/or Services. In the event Company gives such notice, termination of this Agreement shall occur (A) 180 days after delivery of the notice of termination, provided that such termination shall not occur until the waiver in writing or expiration of Company's right to provide notice of its election to purchase the Portfolio Assets, or (B) if Company timely gives notice that it exercises its right under Section 9.2 to purchase the

                                       35

Portfolio Assets, upon the date on which the closing of the purchase by Company of the Portfolio Assets pursuant to Section 9.2 shall take place.

     9.2. Purchase Right.

         (a) Upon any termination or expiration of this Agreement (other than by Bank pursuant to Section 8.2 or 9.1(c) or by Company pursuant to Section 9.1(b) or as a result of non-renewal notice given by Company or Bank pursuant to
Section 9.1(a)), Company may, in its sole discretion, elect to purchase (or cause its designee to purchase) all of the Accounts (including all Indebtedness, Account Documentation, Bank Portfolio Information and other rights associated with the Accounts, but excluding Written-Off Accounts and other carve-outs as were applicable in connection with the Purchase and Sale Agreement) (the "Portfolio Assets"). Upon any termination of this Agreement by Bank pursuant to
Section 8.2 or 9.1(c) or by Company pursuant to Section 9.1(b) or as a result of non-renewal notice given by Company or Bank pursuant to Section 9.1(a), Company may, in its sole discretion, elect to purchase (or cause its designee to purchase) the Portfolio Assets, and Bank may, in its sole discretion, elect to cause Company (or, at Company's option, Company's designee) to purchase the Portfolio Assets relating to the Private Label Accounts ("Private Label Portfolio Assets"), but Company shall have no obligation to effect a purchase of the Private Label Portfolio Assets pursuant to such an election by Bank unless and until Company shall have either

                               (1) elected (in Company's sole discretion) to cease honoring the Private Label Account Credit Cards in those Company Locations in which the Private Label Account Credit Cards were honored prior to the termination hereof and while they remain Company Locations (other than Company's election to cease honoring the Private Label Account Credit Cards as a result of Bank's failure to settle for transactions effected by use of the Private Label Credit Cards in accordance with the provisions of Article IV hereof or Bank's failure to continue to maintain the Performance Standards hereunder in connection with Company's continuing to honor the Private Label Credit Cards), or

                               (2) elected (in Company's sole discretion) to commence offering another credit card program (other than a Visa or MasterCard program with a rewards component with a consumer earned value equivalent to at least 1% of card purchases), and provided Bank shall not have itself effected any sale of any of the Private Label Portfolio Assets or exercised any rights under Section 9.6(iii) with respect to any Private Label Portfolio Assets or otherwise managed the Private Label Portfolio Assets in a manner inconsistent with the management of the Private Label Portfolio Assets during the Term hereof (the occurrence of any of which shall terminate any right of Bank to require Company (or its designee) to purchase the Private Label Portfolio Assets). The purchase of the Portfolio Assets or Private Label Portfolio Assets shall be for a purchase price determined in accordance with Section 9.2(b), and on such representations, warranties and other terms as shall be similar to those

                                       36

provisions of the Purchase and Sale Agreement which were applicable to Purchased Assets of the same kinds as the Portfolio Assets (or Private Label Portfolio Assets, as applicable).

                      In the event of notice of non-renewal pursuant to Section 9.1(a) by either party, Company shall notify Bank within 180 days after delivery of the notice of termination, if Company elects to exercise its purchase right, and Bank shall notify Company within 180 days after delivery of the notice of termination if Bank elects to cause Company (or Company's designee) to purchase the Private Label Portfolio Assets (upon the satisfaction of the conditions set out above in the second sentence of this Section 9.2(a)). In the event Bank gives notice of early termination pursuant to Section 8.2 hereof, Company shall notify Bank within 120 days after initial receipt of the Valuation Masterfile from Bank as set forth below in this Section, if Company elects to exercise its right to purchase (or have its designee purchase) the Portfolio Assets, and Bank shall notify Company within said 120 days if Bank elects to exercise its right to require Company (or Company's designee) to purchase the Private Label Portfolio Assets. In the event of the early termination of this Agreement prior to the end of the Initial Term or a Renewal Term by Company pursuant to Section 9.1(b), or by Bank pursuant to Section 9.1(c), Company shall notify Bank within 150 days after initial receipt of the Valuation Masterfile from Bank as set forth below in this Section if Company elects to exercise its right to purchase (or have its designee purchase) the Portfolio Assets, and Bank shall notify
Company within said 150 days if Bank elects to exercise its right to require Company (or Company's designee) to purchase the Private Label Portfolio Assets. In the event of the early termination of this Agreement prior to the end of the Initial Term or a Renewal Term by Company pursuant to Section 8.2, 9.1(d),
9.1(f), 9.1(h) or 9.5(c), or by Bank pursuant to Section 9.1(b), 9.5(d) or 9.1(g), Company shall notify Bank within 150 days after initial receipt of the Valuation Masterfile from Bank as set forth below in this Section if Company elects to exercise its right to purchase (or have its designee purchase) the Portfolio Assets. (If Company gives a notice exercising its right to purchase, or to have its designee purchase, the Portfolio Assets and Bank gives a notice exercising its right, if any, to require Company (or Company's designee) to purchase the Private Label Portfolio Assets, then the parties shall proceed on the basis of Company's notice.) Any purchase and sale of the Portfolio Assets shall close no later than (A) the end of the Initial Term or Renewal Term, as applicable (or, if later, upon receipt of any necessary regulatory approvals), if termination of the Agreement is pursuant to Section 9.1(a), and (B) in all other cases, within 90 days following the determination of the Purchase Price pursuant to the provisions hereinafter set forth (or, if later, upon receipt of any necessary regulatory approvals), except that if the date by which the purchase and sale shall close, determined in accordance with the foregoing, would be later than October 31 of any calendar year, Company may by written notice to Bank elect to extend such period by an additional 90 days. Any purchase and sale of the Private Label Portfolio Assets shall close no later than the latest of (A) within 90 days following the determination of the Purchase Price pursuant to the provisions hereinafter set forth, or (B) receipt of any necessary regulatory approvals. Bank will manage the Portfolio Assets in the ordinary course of business consistent with the prior practices of Bank with respect to the management of the Portfolio Assets and, unless otherwise mutually agreed by Bank and Company, and except as otherwise set forth in Section 8.2, both parties shall continue to perform all of their obligations (including the establishing of new Accounts and the payment of all fees and other compensation) under this Agreement, until the Termination Date (and, in the case of obligations which survive termination, continuing thereafter). Company and Bank agree to use commercially reasonable efforts to obtain any necessary regulatory approvals relating to the purchase and sale of the

                                       37

Portfolio  Assets or the Private Label Portfolio Assets pursuant to this Section
9.2. If the purchase of the Portfolio Assets or the Private Label Portfolio Assets does not occur (due to failure to obtain regulatory approval) within 270 days of the execution of a purchase and sale agreement related to such purchase, then Company's right to purchase (or have its designee purchase) the Portfolio Assets and the Bank's right, if any, to cause Company (or Company's designee) to purchase the Private Label Portfolio Assets, (and each party's right to give notice of its election to exercise such right) shall immediately expire for all purposes of this Agreement and be of no further effect.

                      The parties shall cooperate with each other in connection with any sale or possible sale of the Portfolio Assets (or Private Label Portfolio Assets), including providing the entire Valuation Masterfile (with data for as long a period as is readily available on Bank's system, but in no event less than 12 months; Bank's Valuation Masterfile data retention policies for the Program must be no less than for its other programs and its credit card business in general) of portfolio data and other customary information to prospective purchasers, participating in due diligence by prospective purchasers and otherwise facilitating the evaluation of the Portfolio Assets (or Private Label Portfolio Assets) by prospective purchasers. Bank shall provide the Valuation Masterfile within 30 days following delivery of any termination notice, by either party, under any provisions of this Agreement, and shall provide an updated Valuation Masterfile every 30 days thereafter. In addition, in the event Bank gives notice of its exercise of its right to require Company (or its designee) to purchase the Private Label Portfolio Assets, then, within 30 days of the date on which the conditions set forth in the second sentence of
Section 9.2(a) shall be satisfied, Bank shall provide another updated Valuation Masterfile (the "Updated Valuation Masterfile"). Bank shall have the right to require prospective purchasers to sign a customary form of confidentiality and non-disclosure agreement prior to obtaining access to confidential information relating to the Portfolio Assets (or Private Label Portfolio Assets). At the closing, Bank shall also enter into an interim servicing agreement relating to the Portfolio Assets (or Private Label Portfolio Assets) on customary terms and conditions, including the payment to the Bank by the purchaser of the Bank's reasonable costs for providing the interim services. If Company does not exercise its purchase right in the time frame and manner required herein, such right shall expire and this Section 9.2 (a) shall be of no further effect, except to the extent Bank may have the right to require Company to purchase the Private Label Portfolio Assets, in which case if Bank does not exercise such right in the time frame and manner required herein, such right shall expire and this Section 9.2(a) shall be of no further effect.

         (b) If Company elects to purchase or direct the purchase of the Portfolio Assets, or if Bank elects to require Company to purchase the Private Label Portfolio Assets in those circumstances in which Bank has such right pursuant to Section 9.2(a), Bank and Company, or the designee selected by Company ("New Issuer"), as the case may be (the "Buyer") shall meet in good faith for a period of thirty (30) calendar days following the date on which Company provides notice of its intention to purchase the Portfolio Assets, or beginning 30 days after receipt of the Updated Valuation Masterfile ("Exclusive Negotiation Period"), to reach agreement on the purchase price of the Portfolio Assets or of the Private Label Portfolio Assets, as the case may be ("Purchase Price").

               If Bank and the Buyer are unable to agree upon the Purchase Price, the "Purchase Price" shall be determined in the manner set forth in
Exhibit 9.2(b).

                                       38

               Promptly following agreement upon the Purchase Price or determination of the Purchase Price in the manner set forth in Exhibit 9.2(b), Bank shall provide the Buyer a purchase and sale agreement containing provisions similar to those provisions of the Purchase and Sale Agreement which were applicable to Purchased Assets of the same kinds as the Portfolio Assets (or Private Label Portfolio Assets, as applicable), for accomplishing the sale of the Portfolio Assets (or Private Label Portfolio Assets, as applicable) to the Buyer. If all or any portion of the Portfolio Assets (or Private Label Portfolio Assets, as applicable) are held in a loan or asset securitization trust or other securitization entity from which the Accounts and the related Indebtedness can be removed, such purchase and sale agreement shall establish a closing date that allows Bank sufficient time, consistent with industry practices, to remove such Accounts and related Indebtedness. If all or any portion of the Portfolio Assets (or Private Label Portfolio Assets, as applicable) are held in the Trust or another securitization entity and Bank cannot effect such removal, then Bank shall, in connection with the closing of the purchase of the Portfolio Assets (or Private Label Portfolio Assets, as applicable) by the Buyer, cause appropriate transfers to the Buyer (and, if applicable, any related special purpose entity) of the Bank's interests in the Portfolio Assets (or Private Label Portfolio Assets, as applicable) held in the Trust or such other securitization entity, including the Bank's rights and obligations as servicer and any interests retained by the Bank in such Portfolio Assets (or Private Label Portfolio Assets, as applicable); provided that this sentence shall only apply if, at the time of such transfers, the related securitization documents allow the transfer of Bank's rights and obligations as servicer and the Trust or such other securitization entity holds only Portfolio Assets (or Private Label Portfolio Assets, as applicable). Company understands that any removal of accounts or receivables from a securitization program or any transfer of accounts or receivables subject to a securitization program is subject to (i) if the related securitization transaction is rated, the approval of each rating agency then rating such securitization transaction (including the receipt by Bank of a confirmation from such rating agency that such removal or transfer will not result in a reduction or withdrawal of such rating), (ii) the receipt by Bank of the approval or consent of each other party to such securitization transaction who has the right to approve or consent to such removal or transfer and (iii) Bank's reasonable determination that such removal or transfer will not have a material negative accounting, legal, regulatory or tax effect on Bank, its affiliates or the related securitization trust or other securitization entity. Bank shall use its best efforts to effect any such removal or transfer on an expedited basis. In the event Bank becomes aware that Bank is unable to effect such removal or transfer, then Bank shall provide written notice of same to Company within 30 days and, notwithstanding Section 9.2(a) of this Agreement, unless the parties in their sole discretion shall otherwise mutually agree in writing, the Company's right to purchase (or have its designee purchase) the Portfolio Assets, and the Bank's right, if any, to cause Company (or its designee) to purchase the Private Label Portfolio Assets, as applicable, (and each party's right to give notice of its election to exercise such right) shall immediately expire for all purposes of this Agreement and be of no further effect unless Bank, prior to the Termination Date, notifies Company that it can effect such removal or transfer. Unless the inability to effect such removal or transfer is the result of a change in Applicable Law, any obligation Company would otherwise have under Section 9.6(vi) shall terminate.

                                       39

     9.3. Liquidation.

         (a) Following termination of the Agreement, Bank shall have the right to liquidate the Accounts that have not been purchased by Company (or its designee), by any lawful manner including without limitation (i) collecting the receivables or (ii) selling or issuing a replacement or substitute credit card; provided, however, that (x) Bank shall not sell the Accounts to retailers involved in a Competition Program or to institutions which provide such retailers with any payment products nor shall Bank (or any purchaser of any Accounts) issue a replacement or substitute card or account or payment card product that is co-branded with, or in any way associated with a Competition Program, and (y) Bank shall insure that any Person to which Bank may sell the Accounts, and any successors and assigns, whether direct or indirect, of such Person, are likewise subject to the same restrictions as set forth in (x) above and in Section 9.6(ii) and (iii) below.

         (b) Non-Compete. Following termination of the Agreement, with regard to Cardholders whose Accounts shall not have been purchased by Company or its designee, Company and any Authorized Entity shall have the right to solicit in Company or Authorized Entity stores or at Company or Authorized Entity Internet sites, such Cardholders for a successor program, which may include co-branded bankcard and private label credit cards. Company's, Authorized Entity's or designee's communications with such Cardholders may not make direct reference to the Bank and the Program for any purpose. With respect to all such Cardholders' Accounts established pursuant to this Agreement, Company agrees that neither Company nor its Affiliates shall by itself or in conjunction with others, directly or indirectly, for a period of two (2) years following the termination of this Agreement for any reason whatsoever (other than due to an Event of Default by Bank), specifically target any offer of a credit card, charge card and/or payment card or related products to such Cardholders in their capacity as Cardholders, but the foregoing shall not be construed as limiting in any way Company's rights to solicit, or to authorize any Person to solicit, such Cardholders for any product or service of any kind including any credit card, charge card and/or payment card or related products, in their capacity as customers or prospective customers of Company or Authorized Entities, or in any capacity whatsoever other than that of Cardholders under the Program and, accordingly, Company shall be under no obligation to cause any list of Persons used in connection with any solicitation to have names of such Cardholders deleted therefrom.

     9.4. Securitization. Notwithstanding any other language contained in this Agreement which might be construed to the contrary, Company agrees that Bank may enter into one or more securitization transactions with respect to the Accounts and, in connection with such transactions, sell the related Indebtedness; provided that the documents governing any such transaction shall contain provisions allowing Bank to reacquire such Indebtedness upon expiration of this Agreement or upon termination of this Agreement by Company (subject to the account removal conditions described in Section 9.2(b)) unless the omission of such provisions would be consistent with industry standards or Bank's general securitization practices (it being understood that such provisions need not refer specifically to this Agreement or Company and that Bank may omit, delete or modify any removal-of-account provision or other provision

                                       40

allowing it to reclaim Indebtedness transferred in a securitization transaction to the extent necessary to account for such transfer as a sale under applicable accounting guidelines). Company shall sign any documents and consents reasonably requested by Bank, underwriters, agents, rating agencies, investors or credit enhancers in connection with any such securitization transaction; provided that such documents and consents do not require Company to incur any additional expense or to assume any additional liability. In connection with any such securitization transaction, Bank shall obtain from any trustee or other third party to whom the Indebtedness is transferred appropriate assurances that the confidentiality of the Account information will be maintained and that the Account information will be used only for the purpose of implementing the related securitization program.

     9.5. Force Majeure.

         (a) Definition of Force Majeure. Neither party shall be considered to be in default in the performance of any obligations under this Agreement when a failure of performance shall be due to a Force Majeure Event. A "Force Majeure Event" shall mean an unanticipated event which is not reasonably within the control of the affected party or its affiliates or permitted subcontractor and which by exercise of reasonable due diligence, such affected party or its Affiliates or permitted subcontractors could not reasonably have been expected to avoid, overcome or obtain or cause to be obtained a commercially reasonable substitute therefore. Such causes may include, without limitation, the following: flood, earthquake, tornado, storm, fire, explosion, public emergency, civil disobedience, labor dispute, labor or material shortage, war, terrorism, sabotage, restraint by court order or public authority (whether valid or invalid), and action or non-action by or inability to obtain or keep the necessary authorizations or approvals from any governmental agency or authority; however, no party shall be relieved of its obligations hereunder, if its failure of performance is due to removable or remediable causes which such party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give twenty-four
(24) hours notice of such fact to the other and shall exercise due diligence to remove such inability with all reasonable dispatch. The affected party shall provide notice to the other party within twenty-four (24) hours of the cessation of such Force Majeure Event.

         (b) Exclusions from Force Majeure. The following events shall not be deemed a Force Majeure Event: (i) Bank's failure to perform its obligations because of Bank's failure to comply with, or the failure of Bank's Disaster Recovery Plan; or (ii) Company's failure to perform its obligations because of Company's failure to comply with, or the failure of Company's Disaster Recovery Plan.

         (c) This Agreement may be terminated by Company by giving written notice to Bank in the event that a Force Majeure Event shall prevent Bank from performing any Critical Functions for a period of at least 10 days, or by Company by giving written notice to Bank in the event that a Force Majeure Event shall prevent Bank from performing any material obligations (other than Critical Functions) under this Agreement for a period of at least 60 days (each period as applicable constitutes the Force Majeure Period).

                                       41

         (d) This Agreement may be terminated by Bank by giving written notice to Company in the event that a Force Majeure Event shall prevent Company from performing point-of-sale operations at Company Locations for a period of at least 10 days, or by Bank by giving written notice to Company in the event that a Force Majeure Event shall prevent Company from performing any material obligations (other than point-of-sale operations at Company Locations) under this Agreement for a period of at least 60 days (each period as applicable constitutes the Force Majeure Period).

         (e)   If notice of termination is given by Bank or Company under (c) or
(d) above, termination of this Agreement shall occur (A) immediately upon delivery of the notice of termination, provided that such termination shall not occur until the waiver in writing or expiration of Company's right to provide notice of its election to purchase the Portfolio Assets, or (B) if Company timely gives notice that it exercises its right under Section 9.2 to purchase the Portfolio Assets, upon the date on which the closing of the purchase by Company of the Portfolio Assets pursuant to Section 9.2 shall take place.

     9.6. Effect of Termination. Upon termination of this Agreement:

               (i) Company shall promptly return to Bank all take-one and other marketing materials that have been supplied to Company by Bank;

               (ii) All Accounts which have been opened pursuant to the terms hereof, together with all Accounts for which applications have been received but not yet processed by Bank as of the effective date of such termination, to the extent not purchased by Company (or its designee) pursuant to Section 9.2, shall remain the sole and exclusive property of Bank, subject to Section 3.6(b)(i) and
(iv) and Section 9.3;

               (iii) With regard to Accounts not purchased by Company (or its designee) pursuant to Section 9.2 and the Cardholders thereof, to the extent permissible under Applicable Law, Bank shall have the right to:

                      (1) reissue as a replacement or in substitution for Credit Card(s) previously issued to such Cardholders pursuant to this Agreement, any payment card product offered by Bank or its Affiliates (other than one which is co-branded for or otherwise involves a Competition Program) which makes no reference to Company or any Authorized Entity, and

                      (2) issue to applicants whose applications are received after the effective date of such termination, any payment card product offered by Bank or its Affiliates (other than one which is co-branded for or otherwise involves a Competition Program) which makes no reference to Company or any Authorized Entity on such card(s), and

                      (3) offer such Cardholders products and services of Persons (other than the retailers involved in a Competition Program or the institutions which provide such retailers with any payment products) provided such offers make no reference to Company or any Authorized Entity;

                                       42

               (iv) Bank shall suspend (1) soliciting or opening new Accounts and (2) (except while Company is continuing to honor Private Label Account Credit Cards as provided under (vi) below) granting additional credit under Private Label Accounts, and (3) issuing any Credit Cards, whether by way of replacement, substitution or otherwise;

               (v) In the event of early termination, the Promotional Fee Credit for the Program Year in which termination occurs will be prorated by multiplying the Promotional Fee Credit by a fraction, the numerator of which is the number of days elapsed in the Program Year prior to the Termination Date and the denominator of which is 365; and

               (vi) If the termination was not one in connection with which, pursuant to Section 9.2(a), Bank is afforded the right to require Company to purchase the Private Label Portfolio Assets, then, Company shall continue to honor the Private Label Account Credit Cards until the earlier of (1) 12 months following the Termination Date or (2) Company's election to cease honoring the Private Label Account Credit Cards due to Bank's failure to settle for transactions effected by use of the Private Label Credit Cards in accordance with the provisions of Article IV hereof or Bank's failure to continue to maintain the Performance Standards hereunder in connection with Company's continuing to honor the Private Label Credit Cards, or (3) Bank's exercise of any of its rights pursuant to (iii) above, or (4) Bank's exercise of its right to sell the Private Label Credit Card Accounts pursuant to Section 9.3.

                                   ARTICLE X
                                 INDEMNIFICATION

     10.1. Indemnified Losses. "Indemnified Losses" means any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses), settlement amounts as, judgments, damages, claims, demands, offsets, defenses, counterclaims, actions or proceedings, subpoenas, investigations, and related interest or penalties, including (subject to Section 11.26) any incidental, consequential, exemplary or indirect damages, lost profits or other business interruption damages, in tort, contract or otherwise, if any.

     10.2. Indemnification by Company. Company agrees to indemnify, defend, protect and hold harmless Bank and its Affiliates, and their respective agents, employees, officers and directors, from and against any and all Indemnified Losses arising out of, relating to, or resulting from:

         (a) Company Goods and/or Services charged to a Private Label Account or Co-Branded Bankcard Account or Rewards Account, including (i) the quality or workmanship of such Company Goods and/or Services, (ii) the compliance of such Company Goods and/or Services with Applicable Law, licensing or registration requirements, (iii) product liability or warranty claims relating directly to such Company Goods and/or Services;

         (b) Any breach by Company or another Authorized Entity of any of the terms, covenants, representations, warranties, or other provisions contained in this Agreement;

                                       43

         (b1)  Use  by  Company  of   advertising,   marketing,   promotion   or
solicitation materials not approved by Bank or not consistent with the marketing copy specifications manual referred to Section 2.3(b);

         (c) The failure by Company or another Authorized Entity to comply with Applicable Law as provided in Section 2.2(i);

         (d) Any negligent act, willful misconduct, or negligent omission where there was a duty to act by Company or another Authorized Entity directly relating to an Account, a Cardholder, a prospective Cardholder, Account Documentation, or any items of Indebtedness;

         (e) Any unlawful use by Company or another Authorized Entity of Company Customer Information or Bank Portfolio Information or any allegation that the use by Company or another Authorized Entity of Company Customer Information or Bank Portfolio Information was unlawful;

         (f) Any claim that Bank's use of the Company Marks infringes any third party's intellectual property rights, except to the extent caused by Bank's failure to use the Company Marks in accordance with the terms of this Agreement or the Company Trademark License Agreement; or

         (g) Any third party claim arising out of or in connection with personal injuries suffered at Company Locations.

     10.3. Indemnification by Bank. Bank agrees to indemnify, defend, protect and hold harmless Company, other Authorized Entities and their Affiliates, agents, employees, officers and directors, from and against any and all Indemnified Losses arising out of, relating to, or resulting from:

         (a) Any acts or omissions of Bank with respect to the extension of credit pursuant to the Program;

         (b)   Any   breach   by   Bank   of  any  of  the   terms,   covenants,
representations, warranties, or other provisions contained in this Agreement;

         (c) The failure of Bank or its Affiliates, or the failure of Account Documentation, or procedures provided by Bank relating to the Program, to comply with Applicable Law;

         (d) Any negligent act, willful misconduct or negligent omission where there was a duty to act by Bank or its Affiliates relating to an Account, a Cardholder, a prospective Cardholder, Account Documentation or any items of Indebtedness;

         (e) Any unlawful use by Bank or its Affiliates of Bank Portfolio Information or Company Customer Information or any allegation that the use by Bank or its Affiliates of Company Customer Information or Bank Portfolio Information was unlawful; or

                                       44

         (f) Any claim that Company's use of the Bank Marks infringes any third party's intellectual property rights, except to the extent caused by Company's failure to use the Bank Marks in accordance with the terms of this Agreement or the Bank Trademark License Agreement.

     10.4. Notice. Each party shall provide prompt notice to the other of any third-party claims for which indemnity is sought, provided that any failure or delay in providing such notice shall not affect the indemnification obligations of the indemnifying party, except to the extent that the indemnifying party shall have been materially prejudiced by such failure. In any event, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, as set forth below.

     10.5.  General  Procedure.  Provided that notice in accordance with Section
10.4 is given, the indemnifying party, at its own expense and using counsel of its own choosing, will promptly defend, contest and otherwise protect against any such claim, suit or proceeding. If the indemnifying party fails to timely defend, contest or otherwise protect against any such claim, suit or proceeding, the indemnified party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire cost of the defense, compromise or settlement from the indemnifying party, including reasonable fees and disbursements of counsel and amounts paid as a result of the resolution, settlement or compromise of such claim, suit or proceeding.

     10.6. Role of Indemnified Party. The indemnified party may, but will not be obligated to, participate in the defense of any third-party claim, suit or proceeding, at its own expense and using counsel of its own choosing, but the indemnifying party shall be entitled to control the defense thereof unless the indemnified party has relieved the indemnifying party from liability with respect to the particular matter. The indemnified party shall cooperate and provide such assistance as the indemnifying party reasonably may request in connection with the indemnifying party's defense and shall be entitled to recover from the indemnifying party the reasonable out-of-pocket costs of providing such assistance (including reasonable fees of any counsel retained by the indemnified party with the consent of the indemnifying party to facilitate such assistance). The indemnifying party shall inform the indemnified party on a regular basis of the status of any claim, suit or proceeding and the indemnifying party's defense thereof. Any payments required to be made under this Article X shall be made promptly by the party responsible therefor.

     10.7. Limitations on Parties. In any third-party claim, suit or proceeding, the defense of which is controlled by the indemnifying party: (i) the indemnifying party shall not, without the indemnified party's prior written consent, compromise or settle such claim, suit or proceeding, if (1) such compromise or settlement would impose an injunction or other equitable relief upon the indemnified party or (2) such compromise or settlement does not include the third-party's release of the indemnified party from all liability relating to such claim, suit or proceeding; and (ii) the indemnified party shall not compromise or settle such claim, suit or proceeding without the prior written consent of the indemnifying party, provided that, if the indemnified party desires to compromise or settle such claim, suit or proceeding and the indemnifying party refuses to

                                       45

consent to such compromise or settlement, the indemnified party may enter into a compromise or settlement but shall be solely responsible for the cost of any compromise or settlement amount.

                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1. Assignability.

         (a) This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns.

         (b) Except as provided in this Section 11.1, neither Company nor Bank may assign its respective rights and obligations under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, Bank may assign all or a portion of its rights and obligations under this Agreement to Parent or any of its other Affiliates, or otherwise use any of them to perform functions of Bank hereunder, without the prior written consent of Company, provided that no such assignment shall release Bank from any of its obligations hereunder.

         (c) During the Term of this Agreement, Bank shall not sell, transfer or otherwise assign the Accounts or Indebtedness or other Portfolio Assets to a third party not affiliated with Bank, whether accomplished via a sale of assets or a sale or merger of Bank or otherwise, without the prior written approval of Company except nothing in this Agreement shall be deemed to restrict Bank's right, in its sole discretion, to: (i) securitize receivables generated on the Accounts in accordance with Section 9.4; (ii) sell, transfer or otherwise assign Accounts in accordance with Section 9.3; (iii) sell, transfer or otherwise assign Written-Off-Accounts subject to the use restrictions in Section 3.6, and
(iv) to sell all or substantially all of the credit card assets of Parent.

         (d) Company may assign its rights and obligations hereunder to any entity which is a successor to all or substantially all of Company's assets and business via merger or consolidation, purchase of assets, or otherwise.

         (e) Bank may assign its rights and obligations hereunder to an Affiliate provided that such Affiliate is an Affiliate of Parent and such Affiliate satisfies the financial covenant under Section 6.1(m).

     11.2. Entire Agreement; Amendment. This Agreement together with (a) the Exhibits hereto which are expressly incorporated by reference herein and made a part hereof and (b) the other Transaction Agreements, constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior understandings and agreements between the parties with respect to the subject matter hereof, whether written or oral. This Agreement may not be amended or modified except by written instrument signed by duly authorized representatives of both Bank and Company.

                                       46

     11.3. Waiver. The rights, obligations and duties of Bank and Company under this Agreement may be waived only upon the written consent of duly authorized representative of Bank and Company. In no event shall a term or provision of this Agreement be deemed to have been waived or amended, unless a waiver or amendment is in writing and signed by a person specified in the previous sentence.

     11.4. Delays or Omissions. Except as otherwise provided, Bank and Company agree that no complete or partial delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. Except as otherwise provided herein, all remedies under this Agreement shall be cumulative and nonexclusive of each other.

     11.5. Insurance. Each of Bank and Company represents, warrants, and covenants for itself and any authorized subcontractor, that it shall maintain from the Closing Date and until the Termination Date insurance (or self insurance reserves) of the kinds and in amounts as are customarily maintained by businesses similar in size and type, or as are required by Applicable Law, whichever is greater.

     11.6. Rights of Persons Not a Party. Except as otherwise expressly set forth in this Agreement, this Agreement shall not create any rights on the part of any person or entity not a party hereto, whether as a third-party beneficiary or otherwise.

     11.7. Headings. The headings, captions and arrangements of the provisions and sections of this Agreement are for convenience and reference only, are not a substantive part of this Agreement and are not to be used to affect the validity, construction or interpretation of this Agreement or any of its provisions.

     11.8. Governing Law/Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to such state's principles of conflict of laws (other than Section 5-1401 of the General Obligations Law). Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction or in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If any provision of this Agreement is contrary to law, such provision shall, to the extent necessary, be deemed ineffective without invalidating the remaining provisions hereof.

     11.9. Good Faith. The parties agree that, with regard to all of their respective dealings under this Agreement, they will act fairly and in good faith.

                                       47

     11.10. Drafting. Each party acknowledges that its legal counsel participated in the drafting of this Agreement. The parties hereby agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor one party over the other.

     11.11. Counterparts. This Agreement may be executed by facsimile transmission of original signatures in one or more counterparts, each of which counterparts shall be deemed to be original, and all such counterparts shall constitute one and the same instrument.

     11.12. Jurisdiction/Venue. Each party hereby submits to the nonexclusive jurisdiction of competent State of New York state courts or federal courts in the Southern District of New York for purposes of all legal proceedings arising out of or relating to the transactions or relationships contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceedings brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     11.13. Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     11.14. Notices. All notices, demands and other communications hereunder shall be in writing and shall be sent by nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made at such party's address as set forth below, or to such other address as such party may designate in writing to the other party from time to time in accordance with the provisions hereof and shall be deemed given one (1) Business Day after being sent, as follows: (i) if to Company (or to Circuit City West Coast, Inc.): Circuit City Stores, Inc., 9950 Mayland Drive, Richmond, Virginia 23233, Attention: General Counsel, Telecopier No.: (804) 527-4877, with a copy to David E. Melson, Esquire, McGuireWoods LLP, 901 East Cary Street, Richmond, VA 23219, Telecopier No.: (804) 698-2118, and (ii) if to Bank (or to Parent): Bank One, Delaware, N.A., 201 North Walnut Street, Wilmington, Delaware 19801, Attn: Executive Vice President, Relationship Management, Telecopier No.:
(302) 282-6690, with a copy to General Counsel, at the same street address, Telecopier No.: (302) 282-8361; provided, however, (i) if either of the above parties shall have designated a different address by notice to the other, then to the last address so designated.

     11.15. Power of Attorney.

         (a) Company authorizes and empowers Bank to sign and endorse Company's name on all checks, drafts, money orders or other forms of payment in respect of Accounts under this Agreement. This limited power of attorney conferred hereby is deemed a power coupled with an interest and shall be irrevocable for so long as Bank owns the Accounts.

                                       48

         (b) Bank authorizes and empowers Company to sign and endorse Bank's name on all checks, drafts, money orders or other forms of payment that are submitted as In-Store Payments pursuant to this Agreement. This limited power of attorney conferred hereby is deemed a power coupled with an interest and shall be irrevocable prior to termination.

     11.16. Use of Names and Trademarks.

         (a) Bank may use the Marks identified in the Company Trademark License Agreement, which is attached hereto as Exhibit 11.16(a) and incorporated herein by reference (the "Company Marks"), solely in the creation, development, marketing and administration of the Program, strictly in accordance with Company's guidelines and pursuant to the terms and conditions of the Company Trademark License Agreement. Bank will, and Company will cause Circuit City West Coast, Inc. to, execute and deliver the Company Trademark License Agreement on the Closing Date.

         (b) Company and the Authorized Entities may use the Marks identified in the Bank Trademark License Agreement, which is attached hereto as Exhibit 11.16(b) and incorporated herein by reference (the "Bank Marks"), solely in the creation, development, marketing and administration of the Program, strictly in accordance with Parent's guidelines and pursuant to the terms and conditions of the Bank Trademark License Agreement. Company will, and Bank will cause Parent to, execute and deliver the Bank Trademark License Agreement on the Closing Date.

         (c) Each party agrees to submit to the other party, for its prior written approval, such approval not to be unreasonably withheld or delayed, samples of all uses of each party's Marks, and each party agrees to use the other party's Marks in a manner and only as approved by such party.

     11.17. Confidential Information.

         (a) General Confidentiality. The parties acknowledge and agree that the terms of this Agreement and all information provided to or in connection with either party's performance under this Agreement shall be considered confidential and proprietary information ("Confidential Information") and shall not be disclosed to any third party without the prior written consent of the party providing the Confidential Information ("Disclosing Party"). Confidential Information shall include, without limitation: (i) Nonpublic Personal Information, including names and addresses; (ii) demographic, behavioral, and credit information relating to Cardholders, prospective Cardholders or the Lists provided to Bank pursuant to this Agreement; (iii) terms of this Agreement, marketing materials, strategies and targeting methods; (iv) business objectives, assets and properties; and (v) programming techniques and technical, developmental, cost and processing information. Unless inconsistent with the provisions of subsection (b) below, the obligations with respect to Confidential Information shall not apply to Confidential Information that: (i) either party or its personnel already know at the time it is disclosed as shown by their written records; (ii) is publicly known without breach of this Agreement; (iii) either party received from a third party authorized to disclose it without

                                       49

restriction; (iv) either party, its agents or subcontractors, developed independently without use of Confidential Information; or (v) either party is required by law, regulation or valid court or governmental agency order to disclose, in which case the party receiving such an order must give notice to the other party, allowing them to seek a protective order.

         (b) Use of Confidential Information. The Receiving Party shall use Confidential Information only for the purpose of performing the terms of this Agreement and shall not accumulate in any way or make use of Confidential Information for any other purpose. The Receiving Party shall ensure that only its employees, authorized agents, or subcontractors who need to know Confidential Information to perform this Agreement will receive Confidential Information and that such persons agree to be bound by the provisions of this Section and maintain the existence of this Agreement and the nature of their obligations hereunder strictly confidential.

         (c) Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the Disclosing Party, the Receiving Party shall promptly, at its own expense: (i) notify the Disclosing Party in writing; (ii) take such actions as may be necessary or reasonably requested by the Disclosing Party to minimize the violation; and (iii) cooperate in all reasonable respects with the Disclosing Party to minimize the violation and any damage resulting therefrom.

         (d) Unauthorized Use or Disclosure of Confidential Information. Each party agrees that any unauthorized use or disclosure of Confidential Information may cause immediate and irreparable harm to the Disclosing Party for which money damages may not constitute an adequate remedy. In that event, each party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees promptly to advise the Disclosing Party in writing of any unauthorized misappropriation, disclosure or use by any person of the Confidential Information which may come to its attention and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such misappropriation, disclosure or use.

         (e) Return or Destruction of Confidential Information. Upon either party's demand, or upon the termination of this Agreement, the parties shall comply with each other's reasonable instructions regarding the disposition of Confidential Information which may include return of any and all Confidential Information (including any copies or reproductions thereof). Such compliance shall be certified in writing, including a statement that no copies of confidential information have been kept.

         (f) Except as otherwise provided in this Agreement, nothing in this Agreement shall prohibit Company from owning, using, selling, renting, transferring, providing, or otherwise utilizing the Company Customer Information as Company, in its sole discretion, so chooses.

                                       50

         (g)   In the event of any inconsistency  between the provisions of this
Section 11.17 and the provisions of Section 3.6, the provisions of Section 3.6 shall control to the extent of the inconsistency.

     11.18. Audit Rights.

         (a) Bank shall have the right, subject to existing confidentiality obligations, with or by its duly appointed representative, to review, inspect and audit, at Bank's sole expense, the books, records, data files and other information and the facilities, systems and operations maintained by or on behalf of Company and the other Authorized Entities (to the extent they are Affiliates or are permitted by their contracts), related to the operation of the Program and the performance of Company's obligations and its Authorized Entities' obligations (to the extent permitted by their contracts) under this Agreement or any other Transaction Agreement. Bank shall have the right to test any audit requirement to ensure compliance with this Agreement.

         (b) Company shall have the right, subject to existing confidentiality obligations, with or by its duly appointed representative, to review, inspect and audit, at Company's sole expense, the books, records, data files and other information and the facilities and operations maintained by or on behalf of Bank, including TSYS (to the extent contractually permissible, which permission Bank will use its reasonable efforts to obtain and maintain), and any other Bank affiliated or other approved outsourcers (to the extent permitted pursuant to their contracts) related to the operation of the Program and the performance of its obligations under this Agreement or any other Transaction Agreement, including compliance with the Performance Standards, payments between the parties, monitoring customer service and collection calls, telephone calls involving alleged Cardholder fraud, and debt collection practices. Promptly following their receipt by Bank, Bank shall provide Company, at no cost to Company, copies of all SAS 70 or other third party audit reports received by Bank with respect to TSYS or any of the other third parties mentioned above, and of any subsequent reports addressing resolution of any issues presented by such third party audit reports. Company shall have the right to test any audit requirement and seed lists to ensure compliance with this Agreement.

         (c) Such inspections shall occur at such reasonable times as shall be agreed upon by the parties, and only during normal business hours, using reasonable care not to cause damage and not to interrupt the normal business operations of the audited party. Such audits (i) shall be subject to such security procedures as the inspected party may reasonably impose, (ii) shall be subject to such limitations as may be required by existing confidentiality obligations, or under applicable rules, regulations or statutes governing the conduct of the inspected party's business, and (iii) shall be performed according to a mutually agreed upon audit plan, which shall include the scope of the audit and a description of necessary documents. The parties agree to use commercially reasonable efforts to obtain audit rights for the other party in future contracts entered into with third parties regarding the Program.

     11.19. Press Releases or Publicity Statements. Neither Bank nor Company (nor any Affiliates of either Bank or Company) shall issue any press release or otherwise make any publicity statement about the Program without the other Party's prior written consent, except as

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may be compelled by law, rule or regulation;  provided, however, that nothing in this Section 11.19 shall limit Bank's or Company's ability to make any disclosures which in its judgment are desirable in filings with the Securities and Exchange Commission and communications with shareholders and potential investors.

     11.20. Independent Contractor. In the performance of its duties or obligations under this Agreement or any other contract, commitment, undertaking or agreement made pursuant to this Agreement, Company shall not be deemed to be the agent of Bank and Bank shall not be deemed to be the agent of Company but rather the status of the parties shall be that of independent contractors operating as separate entities. None of any party's employees, agents, or servants is entitled to the benefits that are provided to the employees of the other parties.

     11.21. No Joint Venture. Nothing in this Agreement or any collateral agreement shall be deemed to create a partnership or joint venture between Company or another Authorized Entity and Bank. Except as expressly set forth herein, no party shall have any authority to bind or commit the other party.

     11.22. Tax and Financial Cooperation. During the Term hereof and for a perpetual period following termination as provided in Article IX, the parties agree to cooperate with each other in connection with any official tax inquiry, tax audit, determination or related proceeding affecting tax liability of either party or, in connection with a determination of any tax liability or treatment, to make available to each other party within a reasonable amount of time, at no cost to such party, documents, correspondence, reports, books and records of either party and any other materials bearing on such tax inquiry, audit, examination, proceeding or determination of tax liability or treatment, provided that each party shall be reimbursed for any out-of-pocket expenses it incurs in assisting another party hereunder.

     11.23. [Reserved].

     11.24. No Violation. Notwithstanding anything else contained in this Agreement (including Section 3.6), neither Bank nor Company (nor any of their respective Affiliates) shall, and none of them shall be obligated to, take any action that such entity believes in good faith would violate, or would cause any of them to violate, Applicable Law (including causing any of them to become a "consumer reporting agency" for purposes of the federal Fair Credit Reporting
Act).  Nothing contained in this Agreement  (including  Sections 5.1(b), (c) and
(h) hereof) shall be construed as an agreement, representation or warranty by Company that it, or any Authorized Entity, will obtain or maintain any license or other regulatory approval, other than as may be required for the purpose of conducting its retail merchandising business. Without limiting the generality of the foregoing, it is understood and agreed that Company does not represent or warrant that it has, and does not undertake to seek or obtain, any insurance agent or agency license or approval, any license or approval as may purport to be required by any state for credit service organizations, credit repair organizations, loan brokers or finance companies, or as may purport to apply to persons involved in the offer or sale of various kinds of Ancillary Products or

                                       52

Balance Builder Products or Incidental Marketing Program products or services. To the extent any such requirement may be determined to exist, then, without limitation as to any other rights or remedies it may have with respect to such requirement, Company (unless in its sole discretion it desires to do so) shall not be required to seek such license or approval, but rather the particular
aspect  of  the  Program  giving  rise  to  the   requirement  in  a  particular
jurisdiction   shall  be  eliminated   from  the  Program  as  offered  in  that
jurisdiction.

     11.25 Intellectual Property. All technology, software, trademarks, service marks, logos, works of authorship, inventions, methods, know-how or other material developed, invented, created or authored by either party in connection with the Program shall belong solely and exclusively to the developing party, and if jointly developed shall be jointly owned, including all intellectual property rights relating thereto; provided, however, that each party hereby grants the other party a non-exclusive, perpetual, paid-up royalty-free right and license to use, any such exclusively owned items and all intellectual property rights relating thereto solely for purposes of carrying out its respective obligations relating to the Program and obtaining its respective benefits under the terms of this Agreement and in connection with the conduct by Company and Authorized Entities and their Affiliates, of any private label credit card or co-branded bankcard program during the Term of this Agreement, and thereafter until the first to occur of:

         (i) the Company's right under Section 9.2 to purchase the Portfolio Assets and Bank's right under Section 9.2 to require Company to purchase the Private Label Portfolio Assets shall have been waived in writing or shall have expired, and

         (ii) the consummation of a purchase by Company or its designee of the Portfolio Assets or Private Label Portfolio Assets pursuant to
               Section 9.2,

provided, however, that following the occurrences referred to in clause (i) above the Bank shall continue to have the rights to use the Company Marks to the extent, and for the period, specified in the Company Trademark License Agreement; and

provided further, that (A) Company and such designee shall continue to have the rights to use the Bank Marks to the extent, and for the period, specified in Bank Trademark License Agreement, and, (B) as to any other items of intellectual property owned by Bank and used in connection with the Program, Company shall receive a non-exclusive, perpetual, royalty-free right and license to use, and to sublicense others to use any such items solely for the purposes of continuing to provide private label credit card and/or co-branded bankcard programs for the Company and Authorized Entities and their Affiliates only if Company has either previously paid for substantially all of the development costs relating to such items or pays Bank a fair market license fee, not to exceed 100% of the development costs reasonably incurred and documented by Bank, for the use of such items. Bank agrees to execute such further documents as may be necessary to create such license.

     11.26 Damages Limitation. Notwithstanding anything to the contrary in this Agreement, in the absence of gross negligence, bad faith, willful misconduct, or intentional breach or repudiation of a party's obligations, Bank and Company shall not be liable to the other under or in connection with this Agreement or the Program for any indirect, consequential or other damages relating to prospective profits, income, anticipated sales or investments, or

                                       53

goodwill, or for any punitive or exemplary damages (and, with respect to claims for indemnification pursuant to Section 10.2(b) or 10.3(b), only actual damages will be the subject of such indemnification); provided, however, that the damages limitation set forth in this Section 11.26 shall not apply to any damages which result from an obligation of Bank or Company to pay any third party damages claims to the extent such third party claims otherwise fall under Bank's or Company's respective indemnity obligations hereunder or any damages which result from either party's failure to comply with its obligations under
Section 3.6 or 11.17.

     11.27 Specific Performance. The parties acknowledges that each party will be irreparably harmed and will have no adequate remedy at law if a party fails to perform any of its material obligations under this Agreement other than failures consisting solely of defaults under Sections 8.1(i). It is accordingly agreed that, in addition to any other remedies which may be available at law or in equity, each party shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise obtain specific performance of, such obligations of the other party.

     11.28 Survival. The following provisions shall survive the termination of this Agreement: Sections 2.1(e), 2.2(a)(vi)(as it relates to Rewards points issued prior to the Termination Date), Exhibit 2.6(c) (as it relates to payments on Flagged Accounts), 3.4, 3.5, 3.6, 3.17, 5.1(a), 5.1(j), 6.1(b), 6.1(j),
6.1(k),  6.1(l);  Articles VIII, IX, X; Sections 11.1,  11.2,  11.3, 11.4, 11.6,
11.7, 11.8, 11.9, 11.10,  11.12,  11.13,  11.14,  11.16, 11.17, 11.19, 11.18 (so
long as either party claims there remains an unfulfilled financial obligation on the part of the other party),11.20, 11.21, 11.22, 11.24, 11.25, 11.26, 11.27,
11.28; as they relate to Co-Branded Bankcard Accounts and Rewards Accounts, while Bank still owns them and the Private Label Accounts and Company is continuing to honor the Private Label Credit Cards, the following Sections:
2.1(d)(vii), 2.1(d)(xiv), 2.6(e) and 4.3; as they relate to Private Label Accounts, while Bank still owns them and Company is continuing to honor the Private Label Credit Cards related to those Accounts, the following: Sections 2.1(b), 2.1(d)(vii), 2.1(d)(viii), 2.1(d)(x), 2.1(d)(xi), 2.1(d)(xiii),
2.1(d)(xiv),  2.1(d)(xvii),   2.1(d)(xviii),   2.1(d)(xix),  2.1(e),  2.1(f)(i),
2.2(a)(i), 2.2(a)(iii), 2.2(a)(v), 2.2(b)(as to Charge Slips and Credit Slips), 2.2(c), 2.2(f), 2.2(h), 2.3(c), 2.6(e), 2.6(g), 3.1(a), 3.13, 4.1, 4.2, 4.3, 5.2
, 6.1(c), 6.1(d), 7.1.


                             SIGNATURE PAGE FOLLOWS



                                       54




     IN WITNESS WHEREOF, Bank and Company have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.


                CIRCUIT CITY STORES, INC.

                By: /s/Michael E. Foss
                    -------------------
                Name:  Michael E. Foss
                Title:   Senior Vice President and Chief Financial   Officer

                BANK ONE, DELAWARE, N.A.

                By: /s/Hugh Bleemer
                    ----------------
                Name:    Hugh Bleemer
                Title:    Executive Vice President